                                                                     EXHIBIT 2.1









                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                                VIBROPLANT PLC,

                          VIBROPLANT INVESTMENTS, LTD.

                                      AND

                                  PRIMECO INC.

                                  DATED AS OF

                                JANUARY 9, 1996

                               TABLE OF CONTENTS

                                                                                                                     PAGE

ARTICLE I                      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE II                     SALE AND PURCHASE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

         Section 2.1           Sale and Purchase of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.2           Purchase Price   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.3           Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         Section 2.4           Payment of Bank Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.5           Payment of Intercompany Account  . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.6           Payment of Divestiture Bonus Amount.   . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.7           Dividend.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.8           Bonus Escrow.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.9           Indemnity Escrow.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.10          Fleet Audit Purchase Price Adjustments.  . . . . . . . . . . . . . . . . . . . . . .    10
         Section 2.11          Payment of Severance Payments.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE III                    REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . . . . . . . . . . . . . . . . .  11

         Section 3.1           Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.2           Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.3           Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.4           Absence of Conflicts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.5           Consents and Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.6           Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.7           No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.8           Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.9           Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.10          Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.11          Licenses and Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.12          Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.13          Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.14          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.15          Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.16          Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.17          Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 3.18          Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.19          Employee Benefit Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.20          Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.21          Amount of Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

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
         Section 3.22          Divestiture Bonus Payments and Severance.  . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.23          Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.24          Suppliers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 3.25          Former Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 3.26          Intercompany Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 3.27          Parent Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE IV                     REPRESENTATION AND WARRANTIES OF BUYER   . . . . . . . . . . . . . . . . . . . . . . .  26

         Section 4.1           Corporate Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.2           Corporate Power; Due Authorization   . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.3           No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.4           No Consent Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.5           Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.6           Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.7           Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE V                      COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         Section 5.1           Mutual Covenants of Buyer and Seller   . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.2           Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.3           Covenants of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.4           Environmental Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.5           Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.6           Fleet Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 5.7           Moloney Suit Letter of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 5.8           Termination of Financing Statements and Tax Liens  . . . . . . . . . . . . . . . . . .  38

ARTICLE VI                     CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         Section 6.1           Conditions to Obligation of Seller   . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 6.2           Conditions to Obligation of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VII                    THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         Section 7.1           The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.2           Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 7.3           Obligations of Buyer   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

ARTICLE VIII                   TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

         Section 8.1           Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 8.2           Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

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
ARTICLE IX                     SURVIVAL; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

         Section 9.1           Survival of Representations and Warranties   . . . . . . . . . . . . . . . . . . . . .  46
         Section 9.2           Agreement to Indemnify   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 9.3           Procedure for Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         Section 9.4           Environmental Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
         Section 9.5           Limitations on Indemnification   . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 9.6           Remedies Exclusive   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.7           Subsidiary as Third Party Beneficiary  . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 9.8           Negligence of Indemnified Party  . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

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
ARTICLE X                      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

         Section 10.1          Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 10.2          Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 10.3          Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 10.4          Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         Section 10.5          Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         Section 10.6          Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.7          Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.8          Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.9          Binding Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.10         Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.11         Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 10.12         Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         Section 10.13         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

LIST OF SCHEDULES:
-----------------

Schedule 3.4              -       Conflicts
Schedule 3.6              -       Undisclosed Liabilities
Schedule 3.7              -       Material Adverse Changes in Financial Condition and Results of Operations
Schedule 3.8              -       Accounts Receivable
Schedule 3.9              -       Inventory
Schedule 3.10             -       Equipment
Schedule 3.11             -       Licenses and Permits
Schedule 3.12             -       Contracts
Schedule 3.13(a)          -       Title to Real Property
Schedule 3.13(b)          -       Title to Equipment
Schedule 3.13(c)          -       Title to Intangible Property
Schedule 3.14             -       Taxes
Schedule 3.15             -       Insurance
Schedule 3.16             -       Litigation
Schedule 3.17             -       Compliance with Laws
Schedule 3.19             -       Employee Benefit Matters
Schedule 3.21             -       Amount of Indebtedness
Schedule 3.22             -       Divestiture Bonus Payments, Other Severance Arrangements and Other Matters
Schedule 3.23             -       Customers
Schedule 3.24             -       Suppliers
Schedule 3.25             -       Former Facilities
Schedule 3.26             -       Intercompany Account
Schedule 3.27             -       Controlling Shareholders
Schedule 5.2(c)(iii)      -       Projected Sales Budget and Fair Market Value Determination

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement, dated as of January 9, 1996 (the "Agreement"), is made and entered into by and among Vibroplant plc, a company incorporated under the laws of England and Wales ("Parent"), Vibroplant Investments, Ltd., a company incorporated under the laws of England and Wales and a wholly-owned subsidiary of Parent ("Company"), and Primeco Inc., a Texas corporation ("Buyer"). (Collectively, Parent and Company are referred to herein as "Seller").

                                   RECITALS:

         1. Vibroplant U.S., Inc., a Florida corporation and wholly-owned subsidiary of Company (the "Subsidiary"), is engaged in the rental, sales and servicing of aerial lift equipment.

         2. Seller desires to sell and transfer and Buyer desires to purchase and acquire all of the issued and outstanding capital stock of the Subsidiary on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties hereto undertake, promise, covenant and agree with each other as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used herein the following terms shall have the meanings specified:

         "ACCOUNTS RECEIVABLE" shall have the meaning specified in Section 3.8 hereof.

         "AGREEMENT" shall mean this stock purchase agreement.

         "BALANCE SHEET" shall have the meaning specified in Section 3.6 hereof.

         "BANK INDEBTEDNESS" shall mean all indebtedness and other amounts owed by the Subsidiary, including accrued but unpaid interest, pursuant to that certain Committed Medium Libor Linked Facility Letter, dated June 22, 1994, between the Subsidiary and Natwest, the Short Term Libor Linked Revolving Loan Facility Letter, dated June 22, 1994, between the Subsidiary and Natwest, and the Line of Credit, dated April 25, 1995, between the Subsidiary and Natwest (the "Natwest Loan") and any other amounts owed by the Subsidiary to Natwest, including without limitation pursuant to any letter of credit.

         "BASE RENTABLE EQUIPMENT" shall have the meaning specified in Section
3.10 hereof.

         "BENEFIT PROGRAM OR AGREEMENT" shall have the meaning specified in
Section 3.19(a) hereof.

         "BONUS ESCROW AGREEMENT" shall have the meaning specified in Section
2.8 hereof.

         "BONUS ESCROW AMOUNT" shall have the meaning specified in Section 2.8 hereof.

         "BUSINESS" shall mean the business of renting, selling and servicing aerial lift equipment through the Subsidiary.

         "BUYER" shall mean Primeco Inc., a Texas corporation.

         "CLAIMS" shall have the meaning specified in Section 3.16 hereof.

         "CLOSING" shall have the meaning specified in Section 7.1 hereof.

         "CLOSING DATE" shall have the meaning specified in Section 7.1 hereof.

         "CODE" shall have the meaning specified in Section 3.19(c) hereof.

         "COMMON STOCK" shall have the meaning specified in Section 3.3 hereof.

         "COMMONLY CONTROLLED ENTITY" shall have the meaning specified in
Section 3.19(c) hereof. "COMPANY" shall mean Vibroplant Investments, Ltd., a company incorporated under the laws of England and Wales.

         "DISCHARGE PAYMENT" shall have the meaning specified in Section 2.4 hereof.

         "DIVESTITURE BONUS AMOUNT" shall have the meaning specified in Section
3.22 hereof.

         "DIVIDEND" shall have the meaning specified in Section 2.7 hereof.

         "ENCUMBRANCES" shall mean, collectively, any lien, mortgage, pledge, charge, assessment, claim, security interest, encumbrance or other restriction of any nature whatsoever.

         "ENVIRONMENTAL CONDITION" shall mean (a) any release or threatened release of Hazardous Materials in, on, under, or onto the Properties or the Former Facilities in violation of any Environmental Law; (b) any release or threatened release of Hazardous Materials from the Properties or the Former Facilities in, on, under, or onto any other property that results in damages, losses, costs, expenses, or other liability; or (c) any violation of any Environmental Law.

         "ENVIRONMENTAL LAWS" shall mean all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Authority pertaining to the protection of the environment currently in effect in the jurisdiction in which the Properties are located.

         "EQUIPMENT" shall mean Rental Equipment and Non-Rental Equipment.

         "ERISA" shall have the meaning specified in Section 3.19(a) hereof.


         "FLEET AUDIT" shall have the meaning specified in Section 5.6 hereof.

         "FLEET AUDIT PRE-CLOSING ADJUSTMENT" shall have the meaning specified in Section 2.10 hereof.

         "FLEET AUDIT POST-CLOSING ADJUSTMENT" shall have the meaning specified in Section 2.10 hereof.

         "FLEET AUDIT SCHEDULE" shall have the meaning specified in Section 5.6 hereof.

         "FORMER FACILITIES" shall mean any facilities previously owned, used, operated or leased by the Subsidiary or its former subsidiaries, but not including any Properties.

         "GOVERNMENTAL AUTHORITY" shall mean the United States, the state, county, city, and political subdivisions in which the Properties are located or which exercise jurisdiction over the Properties, and any agency, department, commission, board, or bureau that exercises jurisdiction over the Properties.

         "HAZARDOUS MATERIALS" shall mean any substance: (a) which must be removed, or the presence of which requires investigation or remediation, under any applicable federal, state or local statute, regulation, ordinance, order, action or policy or common law; (b) that is defined as a "hazardous waste" or "hazardous substance" under any applicable Environmental Law; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated by any applicable governmental authority, agency, department, commission, board, agency or instrumentality; (d) the presence of which on the Properties or the Former Facilities causes or threatens to cause a nuisance upon such Properties or Former Facilities or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the Properties or the Former Facilities; (e) the presence of which on adjacent properties could constitute a trespass by the Subsidiary; (f) that contains gasoline, diesel fuel or other petroleum hydrocarbons in any unconfined manner; or (g) that contains PCBs, asbestos, or urea formaldehyde foam insulation.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEBTEDNESS" of a Person shall mean, at a particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) the undrawn face amount of all letters of credit issued for the account of such Person, (c) all liabilities secured by any Encumbrance on any property owned by such Person, even though such Person has not assumed or become liable for the payment thereof, (d) any lease of property, real or personal, the obligations under which are capitalized on a balance sheet of the Subsidiary and any other such lease to the extent that the then present value of any rental commitment thereunder should, in accordance with generally accepted accounting principles be capitalized on the balance sheet of the Subsidiary, and (e) all indebtedness of such Person arising under acceptance facilities; but excluding (1) trade and other accounts payable and accrued expenses payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with generally accepted accounting principles applied consistent with past practice have been established on the books of such Person and (2) letters of credit supporting the purchase of goods in the ordinary course of business and expiring no more than six months from the date of issuance.

         "INDEMNITY ESCROW AGREEMENT" shall have the meaning specified in
Section 2.9 hereof.

         "INDEMNITY ESCROW AMOUNT" shall have the meaning specified in Section
2.9 hereof.

         "INTANGIBLE PROPERTY" shall have the meaning specified in Section 3.13(c) hereof.

         "INTERCOMPANY ACCOUNT" shall mean the net of the Subsidiary's accounts or notes receivable from or payable to Seller as of the Closing Date determined in accordance with generally accepted accounting principles applied in a manner consistent with past practice, including, but not limited to, any net amount distributable in respect of management services (the "Management Fee") not to exceed $1,500,000 payable to Seller. The Intercompany Account shall include, whether or not recorded on the books of the Subsidiary pursuant to generally accepted accounting principles, any federal, state or local withholding tax payable in respect of the amount of the Management Fee distributable.

         "INVENTORY" shall have the meaning specified in Section 3.9 hereof.

         "KPMG FLEET AUDIT SCHEDULE" shall have the meaning specified in
Section 5.2 hereof.

         "LATE DIVESTITURE BONUS PAYMENTS" shall have the meaning specified in
Section 9.5 hereof.

         "LICENSES" shall have the meaning specified in Section 3.11 hereof.

         "MAXIMUM INDEMNIFICATION AMOUNT" shall have the meaning specified in
Section 9.5 hereof.

         "MANAGEMENT" shall mean the Board of Directors of each of the Parent and the Company and the President, Chief Executive Officer, Senior Vice Presidents, Vice President-National Accounts, Vice President-Human Resources, Regional Vice Presidents, Information Technology Officer, Treasurer and Secretary of the Subsidiary, as the case may be. When used herein, the phrase "to the knowledge of Management" shall mean to the knowledge of Management after reasonable investigation under the circumstances.

         "MATERIAL" shall mean that a particular item, action, fact, event or circumstance relating to the subject matter thereof has either a value or causes an adverse effect on the assets, Business, financial condition, results of operations or prospects of the Subsidiary in an amount in excess of $15,000 or such items, actions, facts, events or circumstances that in the aggregate have either a value or cause an adverse effect on the assets, Business, financial condition, results of operations or prospects of the Subsidiary in an amount in excess of $250,000.

         "MATERIAL ADVERSE EFFECT" shall mean any change or effect that is or is reasonably likely to be materially adverse to the Business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Subsidiary.

         "MISSING RENTAL EQUIPMENT" shall mean Rental Equipment listed in a Rentable Category on Schedule 3.10 that is either missing or cannot reasonably be put in rentable condition as determined in accordance with the Subsidiary's past practice. Missing Rental Equipment shall not include Rental Equipment sold by the Subsidiary between the date hereof and Closing in accordance with
Schedule 5.2(c)(iii) and Rental Equipment sold after the Closing.

         "MOLONEY SUIT" shall mean the lawsuit styled as Mark Equipment Center of South Florida, Inc., a Florida Corporation, Edward J. Moloney and Patricia
A. Moloney, his wife v. American Hi-Lift Corporation, a California Corporation, et al., Case No. 87-47181 CA(12), filed in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida, together with any other actions, suits, claims or litigation arising out of the same transaction, occurrence or subject matter as the above described lawsuit, including without limitation the threatened Claim by Lynn Pope.

         "NATWEST" shall mean National Westminster Bank of London Business Center and any affiliates thereof.

         "NBV" shall have the meaning set forth in Section 2.10 hereof.

         "NON-RENTAL EQUIPMENT" shall mean all equipment, vehicles, machines, parts, materials, supplies, furniture and other tangible personal property, other than Rental Equipment, Accounts Receivable and Inventory, which, wherever located and all as the same may exist from time to time, are owned or leased by the Subsidiary.

         "PARENT" shall mean Vibroplant plc, a company incorporated under the laws of England and Wales.

         "PERMITTED ENCUMBRANCES" means (a) Encumbrances for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Subsidiary in accordance with generally accepted accounting principles, applied consistent with past practice; (b) carriers', warehousemen's, mechanics', landlords', materialmen's or repairmen's liens or other like Encumbrances arising in the ordinary course of business in respect of obligations which are not yet due or which are bonded or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Subsidiary in accordance with generally accepted accounting principles, applied consistent with past practice; (c) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation; and (d) deposits to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

         "PERSON" shall mean an individual, partnership, corporation, association or other legal entity.

         "PLAN" shall have the meaning specified in Section 3.19(a) hereof.

         "PRE-CLOSING REFUND AMOUNT" shall have the meaning specified in
Section 2.2 hereof.

         "PREFERRED STOCK" shall have the meaning specified in Section 3.3 hereof.

         "PROPERTIES" shall mean the facilities owned, operated or leased by the Subsidiary as of the date hereof at which the Business is or has been conducted, together with any facilities acquired, leased or operated after the date hereof and prior to the Closing Date.

         "PURCHASE PRICE" shall have the meaning specified in Section 2.2 hereof.

         "RELEASE" shall have the meaning specified in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986.

         "RENTABLE CATEGORIES" shall have the meaning specified in Section 3.10 hereof.

         "RENTAL EQUIPMENT" shall mean all equipment held for rental or used rental equipment held for sale which, wherever located and all as the same may exist from time to time, are owned or leased by the Subsidiary.

         "SELLER" shall mean Parent and Company, collectively and individually. The parties hereto agree that the obligations and liabilities of the Parent and Company under this Agreement, or in respect of the transactions contemplated hereby, shall be joint and several. When used herein, the phrase "to the knowledge of Seller" shall mean to the knowledge of the Board of Directors of each of Parent and Company after reasonable investigation under the circumstances.

         "SEVERANCE AMOUNTS" shall have the meaning specified in Section 3.22 hereof.

         "SHARES" shall mean all of the issued and outstanding shares of Common Stock of the Subsidiary.

         "SOLID WASTE" and "disposal" (or "disposed") shall have the meaning specified in the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended.

         "SUBSIDIARY" shall mean Vibroplant U.S., Inc., a Florida corporation and wholly-owned subsidiary of Seller.

         "TAX" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, gross receipts, windfall profit, severance, property, alternative minimum or add-on minimum production, sales, use, license, excise, franchise, employment, payroll, withholding, ad valorem, or other taxes, assessments, duties, fees, levies or other governmental charges, together with any interest, penalty or addition to tax, or additional amount imposed by any governmental authority.

         "TAX RETURNS" shall have the meaning specified in Section 3.14(a) hereof.

                                   ARTICLE II

                          SALE AND PURCHASE OF SHARES

         Section 2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions hereof, and upon the basis of the agreements, representations and warranties contained in this Agreement, Seller shall sell, transfer, assign, convey, set over and deliver to Buyer at the Closing the Shares in exchange for the consideration specified below.

         Section 2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares shall be equal to the amount of $46,500,000, as decreased at the Closing by (a) the amount of any dividends, distributions, payments on the Intercompany Account or other payments by or on behalf of the Subsidiary to or for the benefit of Seller or its affiliates between September 30, 1995 and the Closing, including without limitation the Dividend, and any applicable federal, state and local withholding tax payable in connection with such dividends, distributions or payments, (b) the Intercompany Account, including the Management Fee, (c) the Fleet Audit Pre-Closing Adjustment, and
(d) any release fees, breakage fees or other fees or expenses charged by Natwest in connection with the paying off, releasing and discharging of the Bank Indebtedness and the releasing of any related Encumbrances ("Release Fees") and increased by the amount of any refund(s) of Taxes (and applicable interest) of the Subsidiary received by the Subsidiary after the date hereof and prior to Closing for which Seller was liable under Section 5.5(a) (the "Pre-Closing Refund Amount").

         Section 2.3 Method of Payment. At the Closing, Buyer shall pay the Purchase Price (including the Pre-Closing Refund Amount, if any) in immediately available funds by wire transfer or other means acceptable to Seller and Natwest as follows: (a) the Divestiture Bonus Amount shall be paid pursuant to Section 2.6 and Section 2.8 hereof (to the extent that the Divestiture Bonus Amount is not paid at the Closing), (b) the Indemnity Escrow Agreement shall be funded at the Closing pursuant to Section 2.9, and (c) the amount equal to the Purchase Price (less the first $675,000 of the Pre-Closing Refund Amount, if any) less the sum of (i) the Divestiture Bonus Amount, and
(ii) the Indemnity Escrow Amount shall be paid to Seller. In the event the sum of the (A) the Intercompany Account, (B) any dividends, distributions, payments on the Intercompany Account or other payments paid by or on behalf of the Subsidiary to or for the benefit of Seller or its affiliates between September 30, 1995 and Closing, including without limitation, the Dividend and applicable federal, state and local withholding taxes in respect of any such dividends, distributions or payments, (C) the Fleet Audit Pre-Closing Adjustment, (D) any Release Fees, (E) the Divestiture Bonus Amount and (F) the Indemnity Escrow Amount exceed $46,500,000, at the Closing the Seller (and not the Subsidiary) shall pay the amount of any such excess to Buyer.

         Section 2.4 Payment of Bank Indebtedness. At the Closing, Buyer shall discharge or cause to be discharged the Bank Indebtedness by paying (the "Discharge Payment") to Natwest the amount of the Bank Indebtedness and any Release Fees in immediately available funds by wire transfer or other means acceptable to Natwest.

         Section 2.5 Payment of Intercompany Account. At the Closing, but immediately after the sale to and purchase by Buyer of the Shares, Buyer shall pay or cause the Subsidiary to pay to Seller the balance of the Intercompany Account, less all applicable federal, state or local withholding taxes payable in respect of the amount of the Management Fee included as a part thereof. The balance of the Intercompany Account at Closing shall not exceed $1,700,000. Until immediately prior to Closing, the Management Fee shall not be added to the balance of the Intercompany Account.

         Section 2.6 Payment of Divestiture Bonus Amount. At the later of the Closing or when otherwise due, Buyer shall pay or cause Subsidiary to pay the Divestiture Bonus Amount to the persons listed on Schedule 3.22 in an amount which shall be finally determined by Buyer and Seller in accordance with
Schedule 3.22 after the Closing. Divestiture Bonus Payments made at Closing shall be made in the amounts set forth on Schedule 3.22, and any underpayment of such amount as finally determined by Buyer and Seller shall be paid from the Bonus Escrow Amount.

         Section 2.7 Dividend. At the Closing, Seller at its option may cause the Subsidiary to pay a cash dividend (the "Dividend"), out of funds legally available therefor, in an amount up to $15,000,000 to the Company, less all applicable federal, state or local withholding taxes payable in respect thereof.

         Section 2.8 Bonus Escrow. For purposes of providing Buyer with a source of funds to pay the Divestiture Bonus Amount in accordance with
Section 2.6 hereof, at the Closing an amount of the Purchase Price equal to the Divestiture Bonus Amount less any portion of such Divestiture Bonus Amount actually paid at Closing (the "Bonus Escrow Amount") shall be paid by Buyer into an escrow account established pursuant to the terms and provisions of an escrow agreement in the form attached hereto as Exhibit "B" (the "Bonus Escrow Agreement"). Prior to the Closing, Seller and Buyer shall each execute and deliver the Bonus Escrow Agreement and shall cause the escrow contemplated herein to be established with a mutually acceptable escrow agent.

         Section 2.9 Indemnity Escrow. For purposes of providing Buyer with security for (a) any claims by the Buyer Group for Losses, including without limitation any Environmental Losses, Seller has agreed to indemnify the Buyer Group from and against pursuant to Article IX hereof, (b) Seller's indemnification liability pursuant to Section 5.5 hereof and (c) the Fleet Audit Post-Closing Adjustment, if any, at the Closing an amount of the Purchase Price equal to $1,500,000 (the "Indemnity Escrow Amount") plus the first $675,000 of any refund(s) of Taxes (and applicable interest) of the Subsidiary received after the date hereof (whether prior to or after Closing) for which Seller was liable under Section 5.5(a) shall be paid by Buyer into an escrow account established pursuant to the terms and provisions of an escrow agreement in the form attached hereto as Exhibit "C" (the "Indemnity Escrow Agreement"). Prior to the Closing, Seller and Buyer shall each execute and deliver the Indemnity Escrow Agreement and shall cause the escrow contemplated herein to be established with a mutually acceptable escrow agent. The provisions of this
Section 2.9 shall not affect or limit Seller's indemnification obligations under this Agreement.

         Section 2.10       Fleet Audit Purchase Price Adjustments.

         (a) Fleet Audit Pre-Closing Adjustment. If the aggregate NBV of the Base Rentable Equipment that is classified in the Rentable Categories on the Fleet Audit Schedule is less than the aggregate NBV of the Base Rentable Equipment classified in the Rentable Categories (and not as Missing Rental Equipment) on Schedule 3.10, then the Purchase Price shall be decreased by an amount (the "Fleet Audit Pre-Closing Adjustment") determined as follows:

                 (i) If the aggregate NBV of the Base Rentable Equipment that is classified in the Rentable Categories on the Fleet Audit Schedule is less than 95% of the aggregate NBV of the Base Rentable Equipment classified in the Rentable Categories (and not as Missing Rental Equipment) on Schedule 3.10, then the Fleet Audit Pre-Closing Adjustment shall equal the amount by which the product of the total decline in aggregate NBV of Base Rentable Equipment in Rentable Categories multiplied by 135% exceeds $50,000; or

                 (ii) If the aggregate NBV of the Base Rentable Equipment that is classified in the Rentable Categories on the Fleet Audit Schedule is less than 100% but equal to or more than 95% of the aggregate NBV of the Base Rentable Equipment classified in the Rentable Categories (and not as Missing Rental Equipment) on Schedule 3.10, then the Fleet Audit Pre-Closing Adjustment shall equal the amount by which the total decline in aggregate NBV of Base Rentable Equipment in Rentable Categories exceeds $50,000.

         (b) Fleet Audit Post-Closing Adjustment. If the aggregate NBV of the Rentable Equipment that is classified in the Rentable Categories on the KPMG Fleet Audit Schedule hereto is less than the aggregate NBV of the Base Rentable Equipment classified in the Rentable Categories (and not as Missing Rental Equipment) on Schedule 3.10, then the Purchase Price shall be decreased by an amount (the "Fleet Audit Post-Closing Adjustment") determined in the same manner that the Fleet Audit Pre-Closing Adjustment is determined (substituting the KPMG Fleet Audit Schedule for the Fleet Audit Schedule) and such amount shall be paid to Buyer; provided, however, that (i) Seller shall obtain a credit for the amount of the Fleet Audit Pre-Closing Adjustment if the Fleet Audit Post-Closing Adjustment is greater than the Fleet Audit Pre-Closing Adjustment and (ii) Buyer shall be obligated to pay Seller the amount, if any, by which the Fleet Audit Pre-Closing Adjustment exceeds the Fleet

Audit Post-Closing Adjustment, but in no event more than the amount by which the Purchase Price was reduced by the Fleet Audit Pre-Closing Adjustment. The net book value of Rental Equipment acquired after December 31, 1995 shall not be included in the aggregate NBV calculated pursuant to this Section 2.10.

         (c) The net book value of an item of Rental Equipment ("NBV") shall be the net book value of such item of Rental Equipment as set forth on
Schedule 3.10; provided that the net book value of an item of Rental Equipment for purposes of this Section 2.10 shall not be less than 20% of the original cost of such item of Rental Equipment set forth on Schedule 3.10.

         (d) The provisions of this Section 2.10 shall not impair or modify Buyer Group's right to indemnification under Article IX hereof, except that no indemnification claim shall be made by Buyer Group for any item of Missing Rental Equipment to the extent of any actual adjustment to the Purchase Price made under this Section 2.10.

         Section 2.11 Payment of Severance Payments. If Severance Amounts become due and payable by the Subsidiary in connection with the termination or severance of any of the Persons listed on the Estimated Severance Amounts list that forms a part of Schedule 3.22 in respect of their employment arrangements and letter agreements listed in paragraphs 8 and 9 of
Schedule 3.19 and in connection with the transactions contemplated by this Agreement, Buyer, and not Seller, shall be obligated to pay or cause the Subsidiary to pay, in each case, the amount of the Estimated Severance Amount so listed when and as such becomes due and payable. To the extent that such amount in any case exceeds the amount so listed, Seller hereby covenants and agrees to pay to the Subsidiary the following: 50% of the first $103,900 of the aggregate of all such excess amounts, if any, and 90% of the aggregate of all such excess amounts, if any, exceeding $103,900 when and as such Severance Amounts become due and payable.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         All information set forth in each of the separately numbered Schedules hereto shall be deemed by this reference to be set forth in all such other Schedules delivered pursuant to this Agreement. It is the intent of the parties hereto that, once a particular fact is disclosed in one Schedule, that same fact need not also be contained in another Schedule. Seller represents and warrants to Buyer as follows:

         Section 3.1 Organization. Each of the Parent and the Company is a company duly organized, validly existing and in good standing under the Companies Act of England and Wales, and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Subsidiary has all requisite corporate power and authority to own, operate or hold under lease the assets it purports to own, operate or hold under lease and to carry on its Business as now being conducted. The Subsidiary is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified does not have a Material Adverse Effect.

         Section 3.2 Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Seller, except for the requisite consent of the shareholders of Parent which shall be obtained prior to Closing. This Agreement has been duly executed and delivered by Seller and (assuming the due authorization, execution and delivery hereof by Buyer) is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         Section 3.3 Capitalization. The authorized capital stock of the Subsidiary consists of (a) 700,000 shares of common stock, par value $0.01 per share ("Common Stock"), of which 475,000 Shares are outstanding and (b) 700,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), none of which is outstanding. All of the outstanding Shares are validly issued, fully paid and nonassessable, and are owned by Company, free and clear of all Encumbrances. There are no securities of the Subsidiary outstanding which are convertible into or exchangeable or exercisable for any shares of Common Stock or Preferred Stock, and there are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements or other right of any character obligating the Subsidiary to issue, sell or transfer any additional shares of Common Stock or Preferred Stock or any securities convertible into or evidencing the right to subscribe for or purchase any shares of Common Stock or Preferred Stock. There are no phantom stock plans or agreements authorized or outstanding, and the Subsidiary has no liability or obligation under any previously issued phantom stock plans or agreements. The Subsidiary has no subsidiaries, and does not own any common stock, preferred stock or other equity interest of any Person or any agreement or right convertible into or granting the Subsidiary the right to purchase any such common stock, preferred stock or other equity interest.

         Section 3.4 Absence of Conflicts. Neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder or the consummation of the transactions contemplated hereby will (a) violate or conflict with any of the provisions of the memorandum and articles of association and other organizational documents of Seller or the charter or bylaws of the Subsidiary, (b) except as set forth on Schedule 3.4, with or without the giving of notice or the lapse of time or both, violate or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under any mortgage, indenture, deed of trust, lease, contract, agreement, franchise, license, permit or other instrument or agreement to which Seller or the Subsidiary is a party or violate any provision of any law, rule, regulation, ordinance, order, judgment, decree, restriction or ruling of any governmental authority to which Seller or the Subsidiary is a party or by which either of them or any of their respective property is bound, except those as to which Seller or the Subsidiary, as the case may be, has obtained any necessary waivers or consents (which waivers or consents are set forth on Schedule 3.4 hereto), or (c) result in the creation of any Encumbrances upon any of the Shares or assets of the Subsidiary or the loss of any license or other contractual right with respect thereto, except for (i) Permitted Encumbrances and (ii) Encumbrances created by the Buyer's actions.

         Section 3.5 Consents and Approvals. Except for filings required under the HSR Act, no certificate, permit, consent, approval, authorization, order of or filing or registration with any third party or any governmental agency or authority, domestic or foreign, is required for the consummation of the transactions contemplated by this Agreement on the part of Seller or the Subsidiary.

         Section 3.6 Financial Statements. Attached hereto as Exhibit "A" are (a) the audited balance sheets of the Subsidiary as of March 31, 1993, 1994 and 1995 and the unaudited balance sheet of the Subsidiary as of September 30, 1995 (said balance sheet as of September 30, 1995 hereinafter referred to as the "Balance Sheet") and (b) the related audited statements of operations, stockholders' equity and cash flows of the Subsidiary for the fiscal years ended on March 31, 1993, 1994 and 1995, together with the notes to such financial statements, and the related unaudited statements of operations and cash flows for the period ended September 30, 1995 (collectively, the "Financial Statements"). The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied, except as explained in the notes to the March 31, 1993, 1994 and 1995 audited Financial Statements, during the periods involved (except for the unaudited statement of cash flows and, in the case of the unaudited balance sheet and statement of operations, for the absence of notes thereto and subject to normal year-end audit adjustments and accruals required to be made in the ordinary course of business in a manner consistent with past practice that are not Materially adverse) and present fairly the financial condition, results of operations and cash flows (except for the unaudited statement of cash flows, which presents fairly the sources and uses of cash and changes in financial condition) of the Subsidiary as of such dates and for such periods. Except as disclosed in Schedule 3.6, there is no liability or obligation of any kind, whether accrued, absolute, fixed or contingent, of the Subsidiary that is not reflected or reserved against in the Balance Sheet, other than (i) liabilities incurred in the ordinary course of business in a manner consistent with past practice since September 30, 1995 (which do not include any Indebtedness other than the Bank Indebtedness), (ii) Indebtedness that constitutes part of the Bank Indebtedness, or (iii) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with the generally accepted accounting principles applied, in a manner consistent with past practice, in the preparation of the Financial Statements. Buyer acknowledges the existence of the Amplicon, Inc. lease agreement (disclosed on various Schedules hereto), and Seller hereby represents to Buyer that it has fully disclosed the lease (and its terms) to its independent accountants, who have determined that such lease is properly accounted for as an operating lease.

         Section 3.7        No Material Adverse Change.  Except as set forth on
Schedule 3.7, since September 30, 1995, the Business of the Subsidiary has been conducted in the ordinary course consistent with past practice and there has not been any material adverse change in the financial condition, results of operations, assets, Business, prospects or operations of the Subsidiary. Without limiting the generality or effect of the foregoing, except as set forth on Schedule 3.7, the Subsidiary has not since September 30, 1995:

         (a) incurred or agreed to incur any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except (i) current liabilities incurred in the ordinary course of business in amounts consistent with past practice, none of which individually or in the aggregate has had or is likely to have a Material Adverse Effect, and (ii) the obligations contemplated by this Agreement;

         (b) except as permitted by Sections 2.5 and 2.7 hereof, declared or made, or agreed to declare or make, any payment of dividends or other distributions to its stockholders, whether or not upon or in respect of any shares of its capital stock;

         (c) redeemed or otherwise acquired, or agreed to redeem or otherwise acquire, any of its shares of capital stock or issued any capital stock or any options, warrant or right relating thereto;

         (d) mortgaged, pledged or subjected to any Encumbrance or any restriction, or agreed to mortgage, pledge or subject to any Encumbrance or any restriction, any of its property, tangible or intangible, or any portion of its Business;

         (e) sold, leased or otherwise disposed of, or agreed to sell, lease or otherwise dispose of, any of its assets except for Inventory and Equipment sold in the ordinary course of business in accordance with past practices, or amended, canceled or compromised or agreed to amend, cancel or compromise any debt or claim of the Subsidiary, or waived or released, or agreed to waive or release, any other right of Material value to the Subsidiary;

         (f) suffered any damage, destruction or loss (whether or not covered by insurance and regardless of the cause thereof) any of which has or will individually or in the aggregate have a Material Adverse Effect;

         (g) agreed to acquire any capital stock, other securities or material assets of any corporation or any equity interest in, or any material assets of, any business enterprise;

         (h) made any change in any accounting methods or practices other than such change as may have been required by generally accepted accounting principles applied consistent with past practice;

         (i) made any capital expenditures or commitments, including without limitation purchases or commitments to purchase Rental Equipment, in excess of $15,000 individually or $100,000 in the aggregate, except as set forth on the capital expenditure budget attached hereto as Exhibit "K";

         (j) granted, announced or promised to grant any increase in the wages, salary, compensation, bonuses or benefits (collectively, "Raises") payable by the Subsidiary to any of its employees except for any Raises to employees other than those listed on Schedule 3.22 in the ordinary course of business consistent with past practices which do not exceed an aggregate of $50,000 on an annualized basis, or established any Plan, Benefit Program or Benefit Agreement except as required by law;

         (k) entered into any agreement or transaction with any of the Subsidiary's officers, directors, shareholders or any affiliates thereof;

         (l) terminated, discontinued, closed or disposed of any plant, facility or other business operation of the Subsidiary or laid off or terminated any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or taken any action which could be construed as a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Restraining Notification Act, 29 U.S.C. Sections 2101-2109, with respect to the Subsidiary;

         (m) made any payment on Indebtedness owed by the Subsidiary to any Person, except in accordance with scheduled mandatory or other payments of principal and interest set forth on Schedule 3.21 in connection with the Bank Indebtedness and any other Indebtedness due by its terms;

         (n) made any payment to Seller or its affiliates, including any payment on the Intercompany Account; or

         (o) made any agreement or understanding to take any of the actions specified in subparagraphs (a) through (n), above.

         Section 3.8        Accounts Receivable.  Except as set forth on
Schedule 3.8, all accounts receivable reflected in the Balance Sheet (net of any reserve stated therein) ("Accounts Receivable") were, and all such receivables currently held by the Subsidiary are, valid obligations of the respective makers thereof and were not, and are not, subject to any valid offset or counterclaim. The allowances for uncollectible accounts reflected in the Balance Sheet were determined in conformity with generally accepted accounting principles and were reasonable in light of the historical data and other relevant information available to the Subsidiary at the time of preparation of the Balance Sheet.

         Section 3.9 Inventory. Except as set forth on Schedule 3.9, the inventory (the "Inventory") of the Subsidiary reflected in the Balance Sheet consisted of items of a quality and quantity which are useable and saleable in the normal course of operations of the Business.

         Section 3.10 Equipment. Schedule 3.10 identifies all Rental Equipment owned or leased by Subsidiary as of December 31, 1995, and provides the following information regarding each piece of Rental Equipment: (a) its unit number, (b) its location, (c) its original cost, (d) its cumulative depreciation, (e) its net book value, and (f) whether such piece of Rental Equipment (i) is in rentable condition, (ii) could be put in rentable condition with less than 11 hours of repair, (iii) requires more than 11 hours of repair to be put in rentable condition, or (iv) cannot reasonably be put in rentable condition, as determined in accordance with the Subsidiary's past practice. Rental Equipment classified on Schedule 3.10 in any category is collectively referred to herein as the "Base Rentable Equipment." Categories referred to in clauses (f)(i), (ii) and (iii) in this Section 3.10 are referred to herein as the "Rentable Categories." Except as set forth on Schedule 3.10, the Equipment has been maintained in good operating condition and repair, reasonable wear and tear excepted, and is fit for its intended use. Except as set forth on
Schedule 3.10, the aggregate original cost to the Subsidiary of the Base Rental Equipment corresponds to the original cost of Rental Equipment set forth in the Balance Sheet.

         Section 3.11       Licenses and Permits.  Except as set forth on
Schedule 3.11 and except for environmental matters, which are specifically covered in Section 3.18, (a) the Subsidiary has all licenses, franchises, permits, approvals, authorizations, exemptions, classifications, certificates, registrations and similar documents or instruments (collectively, "Licenses") arising under or issued with respect to any law, rule, regulation, ordinance or code and required to conduct the Business as presently conducted; and (b) all such Licenses are valid, binding and in full force and effect, except where the failure to obtain such License or the failure to keep any such License valid, binding and in full force and effect would not result in a Material Adverse Effect.

         Section 3.12 Contracts. Schedule 3.12 hereto sets forth the following described written and oral contracts, leases, agreements, plans, policies, indentures, licenses and arrangements, in effect on the date hereof to which the Subsidiary is a party or by which it or any of its property is bound (the "Contracts"): (a) employment or consulting contracts (i) requiring or entitling the recipient to payments of compensation, including salary, commission, loans, fees and other benefits in excess of $50,000 in any calendar year, and (ii) which are not terminable without liability or penalty by the Subsidiary on 30 days or less notice; (b) collective bargaining or union agreements; (c) bonus, stock option or incentive compensation plans, including without limitation any bonus or other plans providing for payments to employees of the Subsidiary in connection with the successful sale of the Subsidiary by Seller; (d) leases with respect to, or contracts or options to purchase or sell, any real property; (e) contracts or commitments (except for any commitments which may be terminated without liability or penalty by the Subsidiary on not more than 90 days' notice) for capital expenditures requiring payments of $100,000 or more; (f) contracts or commitments (except for any commitments which may be terminated without liability or penalty by the Subsidiary on not more than 90 days' notice) for the purchase of materials or supplies or for the performance of services which (i) are Material, (ii) are for a fixed term exceeding one year, or (iii) provide for escalation of the contract price under certain stated contingencies; (g) leases (except for leases entered into in the ordinary course of business with lease terms less than one year) of, or contracts or options to purchase or sell, any Equipment otherwise than in the ordinary course of business, except that all contracts or options to purchase or sell Rental Equipment shall be listed on Schedule 3.12;
(h) joint venture agreements; (i) product warranties and service contracts not standard in the Business; (j) agreements for money borrowed or loaned including all contracts, agreements and arrangements related to the Bank Indebtedness (the "Bank Documents"); (k) security agreements or any other agreement creating or resulting in an Encumbrance on any of the assets of the Subsidiary other than Permitted Encumbrances; (l) any other contracts calling for payments or receipts in excess of $100,000 in each instance; (m) contracts calling for payments or receipts from such date in excess of $50,000 anticipated to be performed at a loss; (n) sales representation, distribution or agency agreements; (o) any contracts or agreements with customers of the Subsidiary or other Persons who rent Rental Equipment calling for rental fees in excess of $100,000; (p) any contracts, agreements or arrangements with the Seller or any affiliates thereof; and (q) contracts, other than the foregoing, not made in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.12, all such agreements, contracts and commitments are valid and in full force and effect, and the Subsidiary has performed all obligations required to be performed by it to date and is not in default in any respect thereunder, except to the extent such default does not result in a Material Adverse Effect. To the knowledge of Management, each party other than the Subsidiary to any Contract listed on Schedule 3.12 has performed all material obligations required to be performed by it to date and is not in default in any respect thereunder. Complete and correct copies of all contracts listed on Schedule 3.12 have been delivered to or have been made available for inspection by Buyer, except for the agreements and instruments regarding the Bank Indebtedness, which Bank Indebtedness shall be paid and discharged at the Closing and copies of which shall be delivered to Buyer within 5 business days of the date hereof. Except as set forth on Schedule 3.12, none of the Contracts listed on Schedule 3.12 or any other material contracts require consent of a third party to the transactions contemplated in this Agreement in order for such Contracts to remain in full force and effect without default or giving such party an option to terminate such Contract.

         Section 3.13       Title.

         (a) Real Property. Schedule 3.13(a) hereto identifies all real property owned or leased by the Subsidiary. Except as set forth on Schedule 3.13(a), the Subsidiary has (i) (A) with respect to such real property owned by it, good and marketable title to such real property, free and clear of all Encumbrances, except for (1) easements, rights-of-way, covenants, conditions and restrictions which do not now, and pursuant to the terms thereof will not, adversely interfere with the present and contemplated operations of the Subsidiary, (2) mortgages, liens, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions and restrictions of record and disclosed in title commitments delivered to Buyer and that do not secure Indebtedness, provide for a reversion of title, materially affect the value or restrict the use thereof, or are otherwise reasonably acceptable to Buyer with respect to such real property, and (3) Permitted Encumbrances, and
(B) valid leases with respect to such real property leased by the Subsidiary, and (ii) all easements and rights, including but not limited to easements for power lines, water lines, sewers and roadways, necessary to conduct the business conducted on such real property. Neither Seller nor the Subsidiary has received notice of any pending condemnation or similar proceeding by any governmental authority with respect to any of such properties, and Seller does not know or have any reason to believe that any such condemnation is threatened or contemplated. All of the buildings, fixtures and other real property improvements used in the Business are in a condition sufficient to conduct the Business as it has been conducted and the Subsidiary has not received notification that the operation thereof as presently conducted is in violation of any applicable building code, zoning ordinance or other law, rule or regulation.

         (b)     Equipment.  Except as set forth on Schedule 3.13(b) hereto:
(i) the Subsidiary has good title to all Rental Equipment identified on
Schedule 3.10 and good title to all Non-Rental Equipment and Inventory owned by it that is reflected in the Balance Sheet or was acquired subsequent to the date of the Balance Sheet (except for Equipment sold in the ordinary course of business since the date of the Balance Sheet or the date of acquisition, whichever is later); and (ii) all such Equipment is owned free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed on
Schedule 3.13(b).

         (c) Intangible Property. Schedule 3.13(c) hereto sets forth a list of each patent, patent license, patent application, trade name, trademark, trade name and trademark registration, copy right registration, service mark, brand mark and brand name and any other proprietary or trade right (other than unregistered copyrights) used in the Business, all pending applications therefor, and all licenses to use any of the foregoing (property of the foregoing type being herein collectively referred to as "Intangible Property"). Except as set forth on Schedule 3.13(c), the Subsidiary owns, free and clear of all Encumbrances (except for Permitted Encumbrances and Encumbrances other than Encumbrances securing Indebtedness or providing for reversion of title which, in the aggregate, do not Materially detract from the value or interfere with the use of the Intangible Property), all Intangible Property listed on Schedule 3.13(c) as owned by it, and the Subsidiary is duly licensed to use all other Intangible Property listed thereon. Except as set forth on Schedule 3.13(c), the use of the Intangible Property listed on Schedule 3.13(c) by the Subsidiary does not in any material respect conflict with, infringe upon or violate any patent, patent license, patent application, trademark, trade name, trademark or trade name registration, copyright, copyright registration, service mark, brand mark or brand name of any other Person, nor has Seller or the Subsidiary received any notice of any such conflict, infringement or violation.

         Section 3.14       Taxes.  Except as set forth in Schedule 3.14:

         (a) All returns, reports, declarations, information returns and estimates with respect to Taxes which were required to be filed by or with respect to the Subsidiary or any of its former subsidiaries, including any schedules or attachments thereto ("Tax Returns") have been duly and timely filed and are true, correct and complete in all Material respects. All Taxes of the Subsidiary or any of its former subsidiaries which have become due and payable (whether or not disclosed on the Tax Returns) have been paid in full.

         (b) There is no claim against the Subsidiary or any of its former subsidiaries with respect to any Taxes and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return which would, if determined adversely to the Subsidiary or any of its former subsidiaries, have a Material Adverse Effect on the Subsidiary. There is not in force any extension of time with respect to the date on which any Tax Return of or with respect to the Subsidiary or any of its former subsidiaries is due to be filed, or any waivers of or agreements by or with respect to the Subsidiary or any of its former subsidiaries for any extension of time for the assessment or payment of any Tax. No audit of any Tax Return of the Subsidiary or any of its former subsidiaries is in process at the date hereof nor has any appointment for or notice of any such audit been requested or given by any taxing authority. All prior audits and examinations of the Subsidiary or any of its former subsidiaries since 1987 have been disclosed to Buyer.

         (c) Neither the Subsidiary nor any of its former subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Subsidiary nor any of its former subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Neither the Subsidiary nor any of its former subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Subsidiary nor any of its former subsidiaries is a party to any Tax allocation or sharing agreement. Neither the Subsidiary nor any of its former subsidiaries has liability for the Taxes of any Person (other than the Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. No property owned by the Subsidiary is "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code.

         (d) The unpaid Taxes of the Subsidiary and its former subsidiaries as of the date of the Balance Sheet do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto).

         (e) Each of the Subsidiary and its former subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

         Section 3.15 Insurance. Set forth on Schedule 3.15 is a list, together with the terms and deductible amounts, of all policies of fire, auto, business interruption, liability, title and other forms of property and casualty insurance covering any aspect of or otherwise relating to the Business. Except as set forth on Schedule 3.15, there has been no default under any provision of any insurance policy listed on Schedule 3.15, nor has there been any failure to give any notice or present any claim thereunder in due and timely fashion or as required by any such policy. The Subsidiary has not received any notice of termination or non-renewal with respect to any such policies.

         Section 3.16 Litigation. Except as set forth on Schedule 3.16 hereto, there are no actions, lawsuits, proceedings or claims pending or, to the knowledge of Management, threatened against Seller (that involve transactions of or otherwise relate to the Subsidiary), or the Subsidiary at law or in equity, or before any arbitrator of any kind, or before or by any governmental agency or instrumentality (collectively, the "Claims"). Except as set forth on Schedule 3.16, all such actions, lawsuits, proceedings or claims are covered by the insurance policies listed in Schedule 3.15. To the knowledge of Seller, except as set forth on Schedule 3.16, none of the Claims is or is reasonably likely to have a Material Adverse Effect.

         Section 3.17       Compliance with Laws.  Except as set forth on
Schedule 3.17 hereto, the operations of the Subsidiary comply in all Material respects with all applicable laws, statutes, rules, regulations, ordinances, decrees or orders of any federal, state, local or foreign authority; provided that this Section 3.17 does not address environmental matters which are specifically addressed in Section 3.18. Except as set forth on Schedule 3.17, neither Seller nor the Subsidiary is subject to any order, writ, ruling, injunction, judgment or stipulation, of any court, tribunal, arbitrator of any kind or governmental agency which Materially and adversely affects the assets or condition of the Subsidiary or the conduct of the Business.

         Section 3.18 Environmental Matters. Except as disclosed in the "Phase I Environmental Site Assessment Reports" prepared by SECOR International Incorporated and dated September 27, 1995, and except for such matters that would not, in the aggregate, have a Material Adverse Effect:

         (a) To the knowledge of Management, no petroleum products, Hazardous Materials, or solid wastes have been disposed of or otherwise released on, under, or about the Properties or the Former Facilities by the Subsidiary or any of its former subsidiaries;

         (b) To the knowledge of Management, neither the Subsidiary, the Former Facilities nor the Properties are the subject of any existing, pending, or threatened action, suit, investigation, inquiry, or proceeding by or before any court or Governmental Authority under any Environmental Law;

         (c) To the knowledge of Management, there are no Environmental Conditions existing on or resulting from operations conducted by the Subsidiary or any of its former subsidiaries on the Properties or the Former Facilities that may give rise to any on-site or off-site remedial obligations under any Environmental Law;

         (d) To the knowledge of Management, the Properties are, and have been, operated and maintained, and the Former Facilities were operated and maintained, by the Subsidiary and its former subsidiaries in substantial compliance with all applicable Environmental Laws and any order or requirements of any court or Governmental Authority pertaining to the protection of the environment;

         (e) To the knowledge of Management, all notices, permits, licenses, registrations, and similar authorizations, if any, required to be obtained or filed in connection with the Properties or, while owned, operated or leased by the Subsidiary or any of its former subsidiaries, the Former Facilities, have been duly obtained or filed;

         (f) To the knowledge of Management, the Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses, and similar authorizations;

         (g) None of Seller, the Subsidiary or any of the Subsidiary's former subsidiaries has entered into or is subject to any consent decree, compliance order, or administrative order under any Environmental Law with respect to the Properties or the Former Facilities;

         (h) Neither Seller nor the Subsidiary has received notice under the citizen suit provision of any Environmental Law in connection with the Properties or the Former Facilities; and

         (i) Neither Seller nor the Subsidiary has received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition relating to the Properties or the Former Facilities.

         Section 3.19 Employee Benefit Matters. (a) Schedule 3.19 provides a description of each of the following which is sponsored, maintained or contributed to by the Subsidiary or any former subsidiaries for the benefit of the employees of the Subsidiary:

                 (i) each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Plan"); and

                 (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan, incentive award plan, vacation policy, severance pay plan, deferred compensation plan and employment agreement which is not described in Section 3.19(a)(i) ("Benefit Program or Agreement").

         (b) Complete copies of each of the Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to or made available for inspection by Buyer. There has also been furnished to or made available for inspection by Buyer, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description. Complete copies or descriptions of all Benefit Programs and Agreements have also been furnished to or made available for inspection by Buyer.

         (c)     Except as otherwise set forth on Schedule 3.19,

                 (i) Neither the Subsidiary nor any of its former subsidiaries contributes to or has an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA;

                 (ii) Each of the Subsidiary and its former subsidiaries has performed in all Material respects its obligations in connection with the Plans and the Benefit Programs and Agreements;

                 (iii) All reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, have been filed or furnished in accordance with applicable law in a timely manner, and each Plan and each Benefit Program or Agreement has been administered in substantial compliance with its governing documents;

                 (iv)       Each of the Plans intended to be qualified under
Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service regarding such qualified status;

                 (v) There are no actions, suits or claims pending (other than routine uncontested claims for benefits) or, to the knowledge of Management, threatened against, or with respect to, any of the Plans or Benefit Programs and Agreements or their assets;

                 (vi) All contributions required to be made to the Plans pursuant to their terms and provisions have been made timely;

                 (vii)      None of the Plans is subject to Title IV of ERISA;

                 (viii) No act, omission or transaction has occurred which would result in imposition on the Subsidiary or any former subsidiary of a material civil penalty assessed pursuant to subsections (c), (i) or (l) of
Section 502 of ERISA or a tax imposed pursuant to section 4975 of the Code;

                 (ix) To the knowledge of Management, there is no matter pending with respect to any of the Plans before the Internal Revenue Service or the Department of Labor;

                 (x) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 3.19 but which is sponsored, maintained or contributed to, by any corporation, trade, business or entity under common control with the Subsidiary or any of the former subsidiaries, within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA ("Commonly Controlled Entity"), (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any Commonly Controlled Entity, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made; and

                 (xi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require the Subsidiary to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program;

                 (xii) Neither the Subsidiary nor any of its former subsidiaries has any post-retirement or post- employment employee welfare benefit plan (as defined in Section 3(1) of ERISA) obligations or liabilities other than as required by law pursuant to COBRA (as codified at part 6 of Title I of ERISA).

         (d) None of the employees of the Subsidiary is subject to union or collective bargaining agreements with the Subsidiary.

         Section 3.20 Finders. Neither Seller nor the Subsidiary has taken any action that, directly or indirectly, would obligate Buyer to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby. Salomon Brothers Inc has acted for Seller in connection with this Agreement and will be compensated by Seller. Neither Seller nor the Subsidiary has taken any action that would require or obligate either the Subsidiary or the Buyer to make any payment or otherwise be obligated to any Person in connection with the transactions contemplated by this Agreement.

         Section 3.21 Amount of Indebtedness. As of the date hereof, the Bank Indebtedness consists of $20,750,000 in principal amount and approximately $43,986 in accrued but unpaid interest. Except as set forth on Schedule 3.21, the Subsidiary has no obligation or does not intend prior to the Closing to make any payment to Natwest or its affiliates in connection with the Bank Indebtedness. Except as set forth on Schedule 3.21, the Subsidiary has no Indebtedness.

         Section 3.22       Divestiture Bonus Payments and Severance.  Schedule
3.22 hereto sets forth (a) any divesture bonuses or payments which the Subsidiary is or will be obligated to make to employees of the Subsidiary upon the successful consummation of the transactions contemplated by this Agreement ("Divestiture Bonus Payments"), and (b) any arrangements in respect of termination or severance (other than Divestiture Bonus Payments) between the Subsidiary and any of its employees, including (i) the estimated amount of and manner of determining the amount of any such payment and (ii) the Person to whom such payment is or will be due. The aggregate amount of all Divestiture Bonus Payments listed on Schedule 3.22 is referred to herein as the "Divestiture Bonus Amount." The aggregate of all amounts payable in respect of termination or severance of an employee (other than Divestiture Bonus Payments) is referred to herein as "Severance Amounts." To the knowledge of Seller, other than the Divestiture Bonus Payments and the arrangements in respect of termination or severance (other than Divestiture Bonus Payments) disclosed on Schedules 3.7, 3.19 and 3.22, there exists no reasonable basis for a claim by any of the Subsidiary's employees that the Subsidiary is obligated to make any bonus, termination or severance payments to any employee of the Subsidiary in connection with the sale of the Subsidiary.

         Section 3.23 Customers. Set forth on Schedule 3.23 are the names of all customers of the Subsidiary that purchased, ordered, leased or rented goods, services or merchandise (including Inventory and Rental Equipment) from the Subsidiary accounting for aggregate revenues of $500,000 or more during the twelve-month period ended March 31, 1995 or $250,000 or more during the six-month period ended September 30, 1995 and the approximate amount for which each such customer was invoiced during such period (each such customer, a "Significant Customer"). Except as set forth on Schedule 3.23, the Subsidiary has not received any written notice or, to the knowledge of Management, other notice that any Significant Customer of the Subsidiary has ceased, or will cease, to purchase or use the goods, services or merchandise (including Inventory and Rental Equipment) of the Subsidiary or has substantially reduced, or will substantially reduce, the purchase or use of such goods, services or merchandise (including Inventory and Rental Equipment).

         Section 3.24 Suppliers. Set forth on Schedule 3.24 are the names of all suppliers from which the Subsidiary ordered, purchased or leased raw materials, supplies, merchandise, equipment or other goods (including Inventory and Rental Equipment) with an aggregate purchase price of $500,000 or more or annual lease payments of $50,000 or more during the twelve-month period ended September 30, 1995 and the approximate amount for which each supplier invoiced the Subsidiary during such period (each such supplier, a "Significant Supplier"). Except as set forth on Schedule 3.24, the Subsidiary has not received any written notice, or, to the knowledge of Management, other notice that any such Significant Supplier will not sell or lease raw materials, supplies, merchandise, equipment and any other goods (including Inventory and Rental Equipment) to Subsidiary or Buyer and any other goods (including Inventory and Rental Equipment) to Subsidiary or Buyer at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Subsidiary, subject to general and customary price increases.

         Section 3.25 Former Facilities. Schedule 3.25 lists (a) each Former Facility, including its address, whether such Former Facility was owned or leased and whether the owner or lessee was the Subsidiary or one of its former subsidiaries (in such case, identifying the former subsidiary) and (b) to the knowledge of Management, the beginning and ending dates of the period during which the Subsidiary or one of its former subsidiaries owned, used, leased or operated such Former Facility, and the method and date of disposition of each such Former Facility. To the knowledge of Management, there are no actions, lawsuits, proceedings or claims pending or threatened against the Seller or the Subsidiary that involve or are in connection with the Former Facilities.

         Section 3.26 Intercompany Account. As of the date hereof, the amount of the Intercompany Account is $200,000. Except as set forth on
Schedule 3.26, the Subsidiary has no obligation prior to the Closing to make any payment to Seller or its affiliates.

         Section 3.27 Parent Shareholders. The controlling shareholder of the Parent has entered into a binding undertaking, substantially in the form previously agreed to by Buyer and Seller, to vote its shares of capital stock in the Parent to approve this Agreement and the transactions contemplated hereby (the "Voting Agreement"). The number of shares of capital stock of Parent held by such shareholder and the percentage of capital stock of the Parent represented by such Shares is listed opposite such shareholder's name on
Schedule 3.27. The Voting Agreement is a valid agreement, in full force and effect, enforceable against such shareholder in accordance with its terms. The shares of the Parent held by such shareholder, when voted to approve this Agreement and the transactions contemplated hereby, are sufficient under applicable laws, rules and regulations to duly authorize and grant such approval.

                                   ARTICLE IV

                     REPRESENTATION AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         Section 4.1 Corporate Standing. Buyer is a corporation duly organized and validly existing under the laws of Texas.

         Section 4.2 Corporate Power; Due Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         Section 4.3 No Breach. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby are not prohibited by, and will not result in any breach or violation of or loss of benefits under, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, any provisions of (a) any law, rule, regulation or ordinance applicable to Buyer and in effect on the date of this Agreement, or any judgment, order, decree, permit, concession, grant, franchise or license applicable to Buyer,
(b) the Articles of Incorporation or Bylaws of Buyer, or (c) any contract, indenture, agreement or commitment to which Buyer is a party or is bound.

         Section 4.4 No Consent Required. Except for any filings or clearances required under the HSR Act, no consent, approval, authorization or order of or filing with any governmental agency or body is required for the consummation of the transactions contemplated by this Agreement on the part of Buyer.

         Section 4.5 Finders. Buyer has not taken any action that, directly or indirectly, would obligate Seller to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

         Section 4.6 Legal Proceedings. There are no legal, administrative, or other proceedings or governmental investigations pending or, to the best knowledge of Buyer, threatened against Buyer which would give any third party the right to enjoin or rescind the transactions contemplated hereby.

         Section 4.7 Financing. Buyer has available to it the resources necessary for the consummation of the transactions contemplated hereby or, to the extent that Buyer requires financing for this transaction from sources other than Buyer's own resources, Buyer has provided Seller with evidence satisfactory to Seller of commitments for such financing.


                                   ARTICLE V

                                   COVENANTS

         Section 5.1 Mutual Covenants of Buyer and Seller. Each of the parties hereto covenants and agrees as follows:

         (a) Government Approvals. Each of the parties to this Agreement will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any necessary filings or submissions to any governmental agency or authority. Each party will keep the other party informed of the status of any inquiries made of such party by any governmental agency or authority or members of the staffs of any thereof with respect to this Agreement or the transactions contemplated hereby.

         (b) Commercially Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to expeditiously use its commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its commercially reasonable efforts to expeditiously obtain all necessary waivers, consents and approvals, including, but not limited to, the requisite approval of the shareholders of Parent, and to effect all necessary registrations and filings.

         (c) Public Announcements. Prior to the Closing Date, Buyer and Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement to which the other party shall reasonably object, except as may be required by law or any rule or regulation of or listing agreement with a securities exchange.

         (d) Books and Records. After the Closing, each of the parties hereto shall provide the other with such reasonable access to the books and records relating to the Subsidiary and the Business as either of them shall reasonably request and shall offer to the other party any such books and records before destroying or disposing of the same. In addition, after the Closing, Buyer shall provide such access to and assistance from employees of the Subsidiary as Seller may reasonably require, and Seller agrees to pay Buyer's reasonable out-of-pocket expenses incurred in providing such access and assistance.

         (e) Further Assurances. At any time and from time to time after the Closing, at the request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including the indemnification provisions set forth in Article IX hereto, each party hereto shall expeditiously take or cause to be taken all such action.

         (f) HSR Act Filings. As promptly as practicable after the date hereof, each party hereto shall file with the Federal Trade Commission and the Department of Justice the notification and report form required for the transactions contemplated hereby under the HSR Act, and shall thereafter cooperate with each other in promptly filing any supplemental information reasonably requested in connection therewith pursuant to the HSR Act.

         Section 5.2 Covenants of Seller. Seller hereby covenants and agrees as follows:

         (a) Access to Information. During the period from the date hereof to the Closing, Seller shall upon reasonable notice to Management afford to the officers, employees or other authorized representatives of Buyer reasonable access during normal business hours to all of the assets, properties, books and records of Seller relating to the Business and of the Subsidiary and shall furnish or cause to be furnished to Buyer copies of any such books or records and such financial and operating data and other information relating to the Business and the Subsidiary as Buyer may reasonably request. Buyer agrees to indemnify, defend and hold harmless the Seller Group (as defined in Section 9.1) from and against any and all Losses (as defined in Section 9.2), asserted directly against or incurred or suffered directly by any member of the Seller Group as a result of or arising from Buyer's access in accordance herewith. Such indemnification shall be governed by Article IX herein.

         (b) Affirmative Covenants Regarding Operation of the Business. From the date hereof until the Closing, except to the extent expressly permitted or contemplated by this Agreement or otherwise consented to by an instrument in writing signed by Buyer, Seller shall and shall cause the Subsidiary to:

                 (i) continue to conduct the Business in the ordinary and usual course, in a manner consistent with past practice;

                 (ii) perform and comply in all Material respects with the terms of the Contracts listed in Schedule 3.12 hereto, except that nothing herein shall, as between the Seller and any party to any such contract, require Seller to perform such contract on behalf of the Subsidiary, except to the extent specifically required by any contract to which Seller is a party;

                 (iii) provide, upon request by Buyer and from the date hereof, a weekly list of new rental contracts with expected return dates of more than 30 days entered into by the Subsidiary;

                 (iv) maintain or cause to be maintained the Properties and Equipment of the Subsidiary in substantially the same condition that such Properties and Equipment were in at the date hereof, ordinary wear and tear excepted; and

                 (v) maintain, in full force and effect until the Closing Date, all insurance to which reference is made in Section 3.15.

         (c) Negative Covenants Regarding Operation of the Business. From the date hereof until Closing, except as expressly permitted or contemplated by this Agreement or otherwise consented to by an instrument in writing signed by Buyer, Seller shall not, and shall not permit the Subsidiary to:

                 (i) sell, lease or dispose of any of the assets of the Subsidiary other than in the ordinary course of business, in a manner consistent with past practice, or subject to any Encumbrance any of the assets of the Subsidiary except Permitted Encumbrances;

                 (ii) sell any Rental Equipment with a manufacture date of 1992 or later;

                 (iii) sell any Rental Equipment with a manufacture date of 1991 or earlier for less than the greater of the fair market value (as determined according to Schedule 5.2(c)(iii)) or the net book value (as set forth on Schedule 3.10 or, if not listed on such Schedule, as determined according to generally accepted accounting principles consistently applied) of such Rental Equipment and such sales, if any, shall not exceed the monthly net book value amount set forth on the Subsidiary's projected sales budget by month attached hereto as Schedule 5.2(c)(iii);

                 (iv) enter into an equipment rental contract with an expected return date of more than 90 days;

                 (v) purchase Equipment for resale unless the Subsidiary has a binding commitment from a customer to purchase such Equipment from the Subsidiary at a sales price that yields a profit margin consistent with past practices;

                 (vi) enter into maintenance/service contracts or agreements with customers unless such contracts or agreements are made in the ordinary course of business consistent with past practices;

                 (vii) amend, waive, release, dispose of or permit to lapse any Material right under any of the Contracts or any Material right relating to the Subsidiary or the Business;

                 (viii) incur any obligation (other than pursuant to this Agreement), liability or indebtedness (other than Bank Indebtedness) with respect to the Subsidiary or the Business, except for any liability or obligation not constituting Indebtedness incurred in the ordinary course of business and consistent with past practice;

                 (ix) make any change in the number of shares of the Subsidiary's capital stock authorized, issued or outstanding or grant any option, warrant or other right to purchase, or to convert any obligation into, shares of the Subsidiary's capital stock;

                 (x) amend the Articles of Incorporation or Bylaws of the Subsidiary;

                 (xi) lease or purchase any real property, renew any existing lease of any of the Properties or open a new facility;

                 (xii) except as permitted pursuant to Section 2.7, do, or permit to be done, anything which is represented and warranted not to have occurred since September 30, 1995 in Section 3.7 hereof;

                 (xiii) except as permitted pursuant to Section 2.7, take any action, or cause any action to be taken which causes a representation or warranty made by Seller to be untrue or causes a failure in a condition to Closing;

                 (xiv) except for the Dividend, make any dividends, distributions, payments on the Intercompany Account or other payments to or for the benefit of Seller or any of its affiliates, or incur any obligation to Seller or any affiliate thereof or engage in any transaction that would result in an obligation of the Subsidiary to Seller or any affiliate thereof; or

                 (xv)       agree to do any of the above.

         (d) Shareholders Meeting. Seller covenants and agrees to call a meeting of Parent's shareholders prior to the 7th business day after the later of (i) the receipt of the Environmental Audit Report or (ii) the early termination or expiration of the mandatory waiting periods under the HSR Act and any voluntary extension of such period pursuant to Sections 6.1(e) and 6.2(g), for the purpose of voting on this Agreement and the transactions contemplated hereby. Seller further covenants and agrees to hold such meeting on the date of the expiration of the minimum required statutory period between the call and the holding of the meeting.

         (e) Exclusivity. Until the first to occur of the Closing Date or the termination of this Agreement in accordance with Article VIII hereof, neither the Seller, the Subsidiary, nor any of their affiliates, directors, officers, representatives, or agents shall, directly or indirectly, knowingly encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any confidential information to, any corporation, partnership, person or other entity or group (other than Buyer and its officers, employees and representatives) concerning any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Subsidiary;

         (f) Consents. The Seller shall use commercially reasonable efforts to obtain the third party consents listed on Schedule 3.12 and those consents not listed on Schedule 3.12 but subsequently identified by Buyer as material prior to the Closing Date;

         (g) Estoppel Certificates. The Seller shall use its commercially reasonable efforts to obtain estoppel certificates substantially in the form attached as Exhibit "E" for all of the leased real property listed on Schedule 3.13(a) prior to the Closing Date;

         (h) Title Commitments. As soon as practicable after the date hereof, but not later than February 2, 1996, Seller shall provide Buyer with surveys and title commitments for an ALTA Owner's Policy of title insurance or a commitment on the form promulgated by the State of Texas for owned real property in Texas, for the owned real property listed on Schedule 3.13(a). Seller shall use Southwest Land Title Company, 500 North Akard, Dallas, Texas 75201, or a title company reasonably acceptable to Buyer;

         (i) Financial Audit. As soon as practicable after the Closing, Seller, at its expense, shall engage KPMG Peat Marwick ("KPMG") to perform an audit of the financial statements of the Subsidiary as of and for the period ended the Closing Date in accordance with generally accepted auditing standards. Seller hereby covenants and agrees that (i) the scope of the audit shall be subject to the reasonable approval of Buyer, (ii) KPMG shall be directed to, among other things, (A) coordinate its activities with Coopers & Lybrand and (B) ensure that such financial statements are prepared in accordance with Regulation S-X of the Federal securities laws and (iii) KPMG shall be requested to render an unqualified report that the financial statements referred to in Section 5.2(i)(B) present fairly, in all material respects, the financial position, results of operations and cash flows for the periods indicated in conformity with generally accepted accounting principles, consistently applied. Seller shall direct KPMG to complete its work under this
Section 5.2(i) within 60 days after the Closing. After the Closing, Seller shall, at Buyer's expense, cooperate fully with Buyer and KPMG in the restatement by KPMG of the Subsidiary's audited financial statements, as of and for the fiscal years ended March 31, 1993, 1994 and 1995 in accordance with Regulation S-X of the Federal securities laws including, but not limited to, preparation and execution by Seller of updated representation letters relating to such periods.

         (j) KPMG Fleet Audit. As soon as practicable after Closing, Seller, at its expense, shall engage KPMG to (i) perform an audit of the Rental Equipment, including the preparation of a Rental Equipment Schedule (the "KPMG Fleet Audit Schedule") reconciling the results of its audit of the Rental Equipment with Schedule 3.10 and (ii) prepare an agreed-upon procedures report in accordance with Statement on Auditing Standards No. 75 on the KPMG Fleet Audit Schedule. Seller shall direct KPMG to complete its work under this
Section 5.2(j) within 60 days after the Closing. The specific procedures that will be applied to the preparation of the KPMG Fleet Audit Schedule will be determined by agreement between Buyer, Seller and KPMG. The parties hereto agree that the scope of

KPMG's audit of the Rental Equipment shall include, without limitation, a physical inventory of all of the Rental Equipment at the Properties and a representative sample of the Rental Equipment in the possession of the Subsidiary's rental customers.

         Section 5.3        Covenants of Buyer.

         (a) Payment of Intercompany Account. At the Closing but immediately after the sale to and purchase by Buyer of the Shares, Buyer shall pay or cause the Subsidiary to pay to Seller the balance of the Intercompany Account less any federal, state or local withholding tax payable in respect of the amount of the Management Fee.

         (b) Confidentiality. Until the Closing Date, Buyer shall comply in all respects with and be fully obligated under the confidentiality agreement dated August 16, 1995 entered into by and between Investcorp International Inc. and the Subsidiary regardless of whether this Agreement has terminated.

         Section 5.4        Environmental Audit.

         (a) Buyer and its authorized representatives and agents, including the Environmental Consultant, are hereby granted the right of access to the real property owned or leased by the Subsidiary in order to undertake the Environmental Audit. To the extent that any environmental testing is conducted by Buyer or its authorized representatives or agents, the environmental testing will be conducted pursuant to a work agreement agreeable to Buyer and Seller. Seller will, and will cause the Subsidiary to, cooperate with Buyer and its authorized representatives and agents, including the Environmental Consultant, and accede to all of Buyer's good faith reasonable requests arising in connection with the Environmental Audit, including all reasonable requests for borings, soil samples or other intrusive tests of the Properties. Any site visits in connection with the Environmental Audit will be conducted on reasonable prior notice to Seller, and Seller may have a representative present at the time of any such investigation. Buyer agrees that any reports prepared by or for Buyer in connection with the Environmental Audit will be kept confidential and not disclosed by Buyer to any third parties unless required by applicable law, and Buyer will instruct the Environmental Consultant not to so disclose any such reports unless required by applicable law.

         (b) Buyer shall direct the Environmental Consultant to conduct an Environmental Audit and deliver to Buyer and Seller, as promptly as practicable and not later than the 20th day following the date of this Agreement, the Environmental Audit Report describing the results of the Environmental Audit. To the extent available, not less than 5 business days prior to the delivery of the Environmental Audit Report (or as soon thereafter as a draft Environmental Audit Report becomes available), Buyer will cause the Environmental Consultant to deliver to Buyer and Seller a preliminary draft of the Environmental Audit Report for their review. The Environmental Audit (including the preparation of the Environmental Audit Report) shall be conducted at Buyer's sole expense. Buyer shall instruct the Environmental Consultant, for each matter identified in the Environmental Audit, to state in the Environmental Audit Report a reasonable estimate of the Cleanup Costs for such matter. The later of the date on which Buyer or Seller actually receives the Environmental Audit Report shall hereinafter be referred to as the "Environmental Audit Date."

         (c) If the Cleanup Costs are reasonably estimated by the Environmental Consultant to exceed $6.5 million, either of Buyer or Seller shall have the option of terminating this Agreement by written notice to the other within 5 business days after the Environmental Audit Date. If Buyer and Seller fail to exercise their rights to terminate this Agreement within such 5 business day period, each party agrees that its rights to terminate this Agreement pursuant to this Section 5.4(c) shall be irrevocably waived. In the event of termination of this Agreement in accordance herewith, (i) neither party shall have any indemnification or other obligations or liabilities to the other as a result of such termination or the facts that gave rise to such termination, and (ii) Seller, at its option, may elect to retain the Environmental Audit Report for its own use provided that Seller reimburses Buyer for 50% of the cost of the Environmental Audit; provided, however, if Seller does not elect to retain the Environmental Audit Report, it shall return all copies of the Environmental Audit Report to or at the direction of Buyer.

         (d)     For purposes of this Agreement:

                 (i) "Cleanup Costs" shall mean the cost and professional fees, including reasonable attorneys' fees, reasonably necessary:
(A) to bring into compliance with Environmental Law any condition relating to the operations of, or facilities or property owned, used, operated or leased by, the Subsidiary or any of its former subsidiaries existing as of or prior to the Closing Date that is not in compliance with Environmental Law as of the Closing Date or to fulfill or satisfy any liability related to such condition;
(B) to fulfill or satisfy any liability associated with any release of Hazardous Materials from any property or Former Facility (to the extent that the liability arises from a condition existing as of or prior to the Closing
Date) of which the Subsidiary has received or receives in the future written notice consistent with the requirements of applicable Environmental Laws; (C) to fulfill or satisfy any liability of which the Subsidiary has received or receives in the future written notice associated with an Environmental Condition affecting any of the Former Facilities; (D) to contain, reduce or eliminate the level of Hazardous Materials on or under or released as of or prior to the Closing Date from any property owned, used, leased or operated by the Subsidiary or any of its former subsidiaries, including any Former Facility, as is reasonably necessary under any applicable Environmental Law;
(E) to contain or remove any asbestos, PCB's, underground storage tank ("UST") or underground injection well, or to upgrade or abandon in-place any UST, present as of the Closing Date at any property owned, used, leased or operated by the Subsidiary or any of its former subsidiaries, including any Former Facility, to the extent and in the manner that such containment, removal, upgrade, or abandonment is required of the Subsidiary by any applicable Environmental Law; and (F) to correct any non-compliance of the Subsidiary or any of its former subsidiaries existing as of or prior to the Closing Date with any regulatory, filing or permitting requirements of any applicable Environmental Law or to fulfill or satisfy any liability related to such non-compliance; provided, that in each case to correct any non-compliance or fulfill or satisfy any liability related to such non-compliance referred to in clauses (A) through (F) of this Section 5.4(d)(i), such correction, fulfillment or satisfaction shall be to the level required by applicable Environmental Laws in effect at the time of such correction, fulfillment or satisfaction;

                 (ii) "Environmental Audit" shall mean an environmental audit of the Subsidiary and the facilities and properties which the Subsidiary owns or operates which shall include verification of previous "Phase I" reports provided by Seller and invasive testing of such property, which may include, but not be limited to, comprehensive sampling and analysis of soil and/or groundwater;

                 (iii) "Environmental Audit Report" shall mean the report of the Environmental Consultant on the Environmental Audit; and

                 (iv) "Environmental Consultant" shall mean Environmental Performance, Inc.

         Section 5.5 Tax Matters. The following provisions shall govern the allocation of responsibility as between Seller and Buyer for certain tax matters following the Closing Date:

         (a)     Liability for Taxes.

                 (i) Seller's Liability for Taxes. Seller shall be liable for and shall indemnify Buyer for Losses asserted directly against, resulting directly to, imposed directly upon or incurred or suffered directly by Buyer as a result of or arising from all Taxes (including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Subsidiary) imposed on the Subsidiary or any of its former subsidiaries or for which the Subsidiary or any of its former subsidiaries may otherwise be liable (A) for any Tax period that ends on or before the Closing Date, (B) with respect to any Tax period beginning before and ending after the Closing Date, the portion of such Taxes that relates to the portion of the Tax period ending on and including the Closing Date, or (C) arising out of a breach or inaccuracy of any representation contained in Section 3.14, in each case to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet. For the avoidance of doubt, the Sellers's liability under this Section 5.5(a)(i) shall extend to any Losses of Buyer or Subsidiary incurred in responding to an examination, audit, administrative or court proceeding, or other procedure in which a Tax authority seeks to propose an adjustment, that if pursued successfully, would give rise to a liability for Taxes for which Buyer would have a claim for indemnification under this Section 5.5(a)(i), even if no Tax is ultimately payable as a result of such examination, audit, administrative or court proceeding, or other procedure. Seller shall be entitled to any refund of Taxes (and applicable interest) of the Subsidiary received for which Seller was liable under this Section 5.5(a), subject, however, to the provisions of Section 2.9 hereof regarding the funding of the escrow account established pursuant to the Indemnity Escrow Agreement and provided that Seller shall not be entitled to any refund to the extent such refund is generated using loss carrybacks from taxable periods (or portions thereof) beginning after the Closing Date. For purposes of this Section, in the case of any taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (x) in the case of any taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income or receipts (including franchise taxes to the extent based upon income, receipts or earned surplus), be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

                 (ii) Buyer's Liability for Taxes. Buyer shall be liable for and shall indemnify Seller for Losses asserted directly against, resulting directly to, imposed directly upon or incurred or suffered directly by Seller as a result of or arising from the Taxes of the Subsidiary for any Tax period that begins after the Closing Date and, with respect to any Tax period beginning before and ending after the Closing Date, the portion of such Taxes that relates to the portion of the Tax period beginning after the Closing Date. For the avoidance of doubt, Buyer's liability under this Section 5.5(a)(ii) shall extend to any Losses of Seller incurred in responding to an examination, audit, administrative or court proceeding, or other procedure in which a Tax authority seeks to propose an adjustment, that if pursued successfully, would give rise to a liability for Taxes for which Seller would have a claim for indemnification under this Section 5.5(a)(ii), even if no Tax is ultimately payable as a result of such examination, audit, administrative or court proceeding, or other procedure. Buyer shall be entitled to any refund of Taxes (and applicable interest) of the Subsidiary received other than refunds of Taxes to which Seller is entitled under Section 5.5(a)(i).

         (b)     Preparation and Filing of Tax Returns.

                 (i)        Tax Periods Ending on or Before the Closing Date.
Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Subsidiary due after the Closing Date for all Tax periods ending on or prior to the Closing Date. Buyer shall provide copies of such Tax Returns to Seller to review and comment on 30 days prior to filing. Buyer shall not file such Tax Returns without Sellers' consent, which consent shall not be unreasonably withheld or delayed. Seller shall reimburse Buyer for Taxes of the Subsidiary with respect to such Tax periods within fifteen (15) days after payment by Buyer or the Subsidiary of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet.

                 (ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date. Buyer shall provide copies of such Tax Returns to Seller 30 days prior to filing such Tax Returns and shall permit Seller to review and comment on such Tax Returns prior to filing. Buyer shall not file such Tax Returns without Sellers' consent, which consent shall not be unreasonably withheld or delayed. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Subsidiary.

                 (iii) Failure to provide copies of such Tax Returns to Seller or failure to obtain Seller's consent with respect to the filing of such Tax Returns shall not relieve Seller of any liability which it may have under this Section 5.5 except and only to the extent of any damages, including without limitation any material prejudice to Seller's right to contest any claim giving rise to indemnity herein, to Seller caused by such failure.

         (c)     Cooperation on Tax Matters.

                 (i) Buyer, the Subsidiary and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Subsidiary and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Subsidiary relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Subsidiary or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                 (ii) Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (d)     Tax Contests.

                 (i) If any taxing authority proposes any adjustment which could, if pursued successfully, give rise to a claim for indemnification against the Seller by the Buyer under Section 5.5(a)(i) (a "Seller Tax Claim"), a claim for indemnification against the Buyer by the Seller under Section 5.5(a)(ii) (a "Buyer Tax Claim"), or both a Seller Tax Claim and a Buyer Tax Claim (a "Joint Tax Claim"), then the party hereto first receiving notice of such proposed adjustment (a "Tax Dispute") shall promptly notify the other party hereto in writing of such Tax Dispute.

                 (ii) In the case of a Buyer Tax Claim, the Buyer shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement or compromise of the Tax Dispute underlying such Buyer Tax Claim; provided, however, that the Buyer will not, without the Seller's prior written consent (which consent shall not be unreasonably withheld or delayed), enter into any settlement or compromise of such Tax Dispute.

                 (iii) In the case of a Seller Tax Claim, the Seller shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement or compromise of the Tax Dispute underlying such Seller Tax Claim; provided, however, that the Seller will not, without the Buyer's prior written consent (which consent shall not be unreasonably withheld or delayed), enter into any settlement or compromise of such Tax Dispute.

                 (iv) In the case of a Joint Tax Claim, the Buyer and the Seller shall first attempt to separate such Joint Tax Claim into two, one involving the Buyer Tax Claim portion thereof (which shall be subject to the provisions of Section 5.5(d)(iii)) and the other involving the Seller Tax Claim portion thereof (which shall be subject to the provisions of Section 5.5(d)(iii)). If the Buyer and the Seller are not successful in accomplishing such separation, the Buyer and the Seller shall consult and cooperate in good faith with each other in controlling such audit, examination, investigation, or administrative, court or other proceeding, shall not compromise or settle such Joint Tax Claim without the other's prior written consent (which consent shall not be unreasonably withheld or delayed), and shall share the costs and expenses associated with such Joint Tax Claim on such equitable basis as the parties shall mutually agree. If the Buyer and the Seller cannot agree with respect to any matter involving any Joint Tax Claim, the Buyer and the Seller shall jointly engage independent tax counsel that is mutually acceptable to the Buyer and the Seller to make its decision with respect to such matter, which decision shall be final and binding on the Buyer and the Seller. The Buyer shall bear and pay one-half of the fees and other costs charged by such counsel and the Seller shall bear and pay one-half of the fees and other costs charged by such counsel.

                 (v) The party hereto that controls the Tax Dispute under the provisions of Section 5.5(d)(ii), 5.5(d)(iii) or 5.5(d)(iv) shall keep the other party hereto informed of all events and developments relating to such Tax Dispute, and the other party hereto, or its authorized representatives, shall be entitled, at its own expense, to attend (but not control) all conferences, meetings and proceedings relating to such Tax Dispute.

                 (vi) Failure to notify a party hereto of a Tax Dispute shall not relieve such party of any liability which it may have under this
Section 5.5 except and only to the extent of any damages, including without limitation any material prejudice to such party's right to contest any claim giving rise to indemnity herein, to such party caused by such failure.

         (e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

         (f) The provisions of Section 9.5 regarding limits on indemnification do not apply to claims for indemnification made under this
Section 5.5.

         Section 5.6 Fleet Audit. Buyer and its authorized representatives and agents are hereby granted the right of access to the facilities owned, leased or operated by the Subsidiary in order to undertake an audit (the "Fleet Audit") of the Rental Equipment and related documents and records, including maintenance records and invoices related thereto. Seller will, and will cause the Subsidiary to, cooperate with Buyer and its authorized representatives and agents and accede to all of Buyer's good faith reasonable requests arising in connection with the Fleet Audit. Any site visits in connection with such audit will be conducted on reasonable prior notice to Seller and Seller may have a representative present at the time of any such visit. For purposes of the Fleet Audit, any Rental Equipment rented at the time of such audit shall be presumed to be in rentable condition. Buyer shall complete such audit not later than 5 business days prior to Closing and prepare a schedule reconciling the results of the Fleet Audit with Schedule 3.10 and listing any Missing Rental Equipment (the "Fleet Audit Schedule") in the form required by Section 3.10 hereof.

         Section 5.7 Moloney Suit Letter of Credit. On or prior to the Closing, Seller shall have substituted, without incurring any Indebtedness or obligation on the part of the Subsidiary, a new letter of credit or other acceptable bond in connection with the appeal of the Moloney Suit (the "Moloney Suit Letter of Credit"), and shall have obtained the cancellation and release of the letter of credit currently issued through Natwest or its affiliates issued in connection with the Moloney Suit (the "Prior Letter of Credit").

         Section 5.8        Termination of Financing Statements and Tax Liens.
On or prior to the Closing, Seller shall cause the Subsidiary to use its reasonable best efforts to (a) file, or have filed, Form UCC-3 Termination Statements for such Form UCC-1 Financing Statements listed on Schedule 3.13(b) that do not relate to Bank Indebtedness, capital leases or Permitted Encumbrances and (b) obtain the removal of all tax and mechanics liens listed on Schedule 3.13(b).

                                   ARTICLE VI

                             CONDITIONS TO CLOSING


         Section 6.1 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by
Seller:

         (a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties of Buyer contained in this Agreement or in any certificate, document or schedule required by this Agreement shall be true and correct (in all material respects for any representation or warranty not already qualified for materiality) when made and as of the Closing. Buyer shall have performed or complied in all material respects with all agreements, terms and covenants required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

         (b) Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Gibson, Dunn & Crutcher, counsel to Buyer, dated the Closing Date, substantially in the form attached hereto as Exhibit "F". In rendering such opinion, said counsel may rely as it deems advisable (A) as to matters not governed by federal laws or the laws of the State of Texas, upon opinions of local counsel satisfactory to such counsel, and (B) as to factual matters, upon certificates and assurances of public officials and officers of Buyer.

         (c) Payment of Bank Indebtedness; Extinguishment of Guarantee. Buyer shall have made the Discharge Payment and Seller's obligations pursuant to its guarantee of the Bank Indebtedness shall have been extinguished.

         (d) Shareholder Approval. Seller shall have obtained the requisite approval of its shareholders to consummate the transactions contemplated hereby.

         (e) HSR Act. The mandatory waiting periods under the HSR Act and the period of any voluntary extension thereof requested by the Department of Justice or the Federal Trade Commission and agreed to by the party hereto to which such request was made shall have been completed or otherwise terminated.

         (f) Escrow Agreements. Buyer and the applicable escrow agents shall have executed and delivered the Bonus Escrow Agreement and the Indemnity Escrow Agreement.

         (g) Closing Deliveries. Seller shall have received delivery of the items listed in Section 7.3.

         Section 6.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer (waiver of a condition to Closing shall not waive any claim Buyer may have hereunder for indemnification or otherwise in respect of the non-fulfillment of such condition):

         (a) Representations and Warranties; Performance of Covenants. The representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.18, 3.20, 3.21, 3.25, 3.26 and 3.27 of this Agreement or in any certificate, document or schedule required by such sections of this Agreement shall be true and correct (in all material respects for any representation and warranty not already qualified for materiality) when made and as of the Closing. The representations and warranties set forth in Sections 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17, 3.19, 3.22,
3.23 and 3.24 of this Agreement shall be true and correct when made and as of the Closing, except to the extent that the breach of such representations and warranties, in the aggregate and considered without any materiality qualifications applicable thereto, does not have a Material Adverse Effect. In the event Seller would be in material breach of any of such representations and warranties at Closing, Buyer (if Buyer has knowledge of such breach) shall give Seller prompt notice of such breach, and Seller shall have up to 10 business days (the "Cure Period") to cure such breach. In such event, Buyer agrees to postpone the Closing Date for such Cure Period. Seller shall have performed or complied in all material respects with all agreements, terms and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

         (b) Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Vinson & Elkins L.L.P., counsel to Seller, dated the Closing Date, substantially in the form attached as Exhibit "G". In rendering such opinion, said counsel may rely as it deems advisable, (A) as to matters not governed by federal laws or the laws of the State of Texas, upon opinions of local counsel satisfactory to such counsel, and (B) as to factual matters, upon certificates and assurances of public officials and officers of Seller or the Subsidiary.

         (c) Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Holland and Knight, counsel to Seller in Florida, dated the Closing Date, substantially in the form attached as Exhibit "H". In rendering such opinion, said counsel may rely as it deems advisable, as to factual matters, upon certificates and assurances of public officials and officers of Seller or the Subsidiary.

         (d) Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Hammond Suddards, Solicitors, outside counsel to Seller in the United Kingdom, dated the Closing Date, substantially in the form attached hereto as Exhibit "I". In rendering such opinion, said counsel may rely, as to factual matters, upon certificates and assurances of public officials and officers of Seller or the Subsidiary.

         (e) Resignations. All resignations of directors and officers of the Subsidiary, which have been previously requested in writing by Buyer, shall have been delivered to Buyer, effective upon the Closing.

         (f) Shareholder Approval. Seller shall have obtained the requisite approval of its shareholders to consummate the transactions contemplated hereby.

         (g) HSR Act. The mandatory waiting periods under the HSR Act and the period of any voluntary extension thereof requested by the Department of Justice or the Federal Trade Commission and agreed to by the party hereto to which such request was made shall have been completed or otherwise terminated.

         (h) Discharge of Bank Indebtedness. Buyer shall have received release documents in form and substance reasonably satisfactory to Buyer executed by Natwest or its affiliates, as appropriate, (i) releasing Subsidiary from any liability or obligation under the Bank Credit Documents or the Bank Indebtedness, (ii) releasing any Encumbrances or other security interest NatWest or its affiliates have or may have in any of the assets or properties of the Subsidiary, and (iii) terminating any Uniform Commercial Code or other filings made by NatWest or its affiliates in connection with the Bank Indebtedness (collectively, the "Bank Release Documents").

         (i) Seller Release. Buyer shall have received an executed release, in form and substance reasonably satisfactory to Buyer, releasing any claims the Seller or its affiliates have against Buyer for the Intercompany Account or otherwise, and terminating all arrangements or understandings between the Seller and its affiliates and the Subsidiary (collectively, the "Seller Release Documents").

         (j) Title Reports. Buyer shall have received title commitments and surveys, confirming that the real property represented to be owned by the Subsidiary is in fact so owned, subject to no exceptions other than as set forth in Section 3.13 or otherwise approved by Buyer.

         (k) Dividends; Distributions. Since the date hereof, except as provided in Section 2.7 hereof, the Subsidiary shall not have declared or made, or agreed to declare or make, any payment of dividends or other distributions to its stockholders, whether or not in respect of any shares of its capital stock.

         (l) Moloney Suit Letter of Credit. Buyer shall have received evidence satisfactory to it of the issuance of the Moloney Suit Letter of Credit and the release, cancellation and discharge of the Prior Letter of Credit.

         (m) Escrow Agreements. Seller and the applicable escrow agreement shall have executed and delivered the Bonus Escrow Agreement and the Indemnity Escrow Agreement.

         (n) Closing Deliveries. Buyer shall have received delivery of the items listed in Section 7.2.

         (o) Withholding. Seller shall have delivered evidence acceptable to Buyer of the withholding and payment of all applicable Taxes in respect of the Dividend (in the event the Subsidiary pays the Dividend), the Management Fee and all other management fees, distributions, dividends or other payments to or for the benefit of Seller or any affiliate thereof, and in the event such withheld tax reflects a reduced rate of withholding pursuant to an income tax treaty with the United States, Seller shall have delivered to Buyer validly completed Internal Revenue Service Forms 1001 in respect of any such dividends, distributions or other payments evidencing its right to such reduced rate.

         (p) Ramsey Settlement. Satisfactory evidence shall have been provided to Buyer at or prior to the Closing that (i) the Settlement Agreement and Release, dated as of December 29, 1995 (the "Settlement Agreement"), among Guy W. Ramsey, Vibroplant p.l.c., Vibroplant Investments Ltd., and Vibroplant U.S., Inc. was duly executed and delivered and is in full force and effect,
(ii) the civil action in the 17th Judicial District of Tarrant County, Texas, entitled Guy W. Ramsey v. Vibroplant Investments, Ltd. a/k/a Vibroplant p.l.c. and Vibroplant U.S., Inc. (together with any other actions, suits, claims or litigation arising out of the same transaction, occurrence or subject matter, the "Ramsey Suit") has been finally dismissed with prejudice, and (iii) the settlement amount due Guy W. Ramsey pursuant to the terms and conditions of the Settlement Agreement has been paid.

                                  ARTICLE VII

                                  THE CLOSING


         Section 7.1 The Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 A.M. Central Standard Time at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 on February 12, 1996 or, if later, within two (2) business days after the fulfillment of the conditions in Sections 6.1(d) and (e) and Sections 6.2(f) and (g), or at such other time, date or place as the parties may agree, except that in no event shall the Closing occur later than March 29, 1996 (the "Final Closing Date"), unless Closing is delayed pursuant to Section 6.2(a). The date on which the Closing occurs is called the "Closing Date."

         Section 7.2 Obligations of Seller. At the Closing, Seller shall deliver to Buyer the following, at the expense of Seller:

         (a) certificates representing the Shares with duly executed stock powers attached, in proper form for transfer to Buyer;

         (b)     opinions of counsel as required by Sections 6.2(b), (c) and
(d) hereof;

         (c) a certificate, dated as of the Closing Date, executed by a Director of Parent pursuant to which such officer shall certify (i) that all representations and warranties set forth (A) in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.18, 3.20, 3.21, 3.25, 3.26 and 3.27 of this Agreement are true and correct (in all material respects for any such representation and warranty not already qualified for materiality) on and as of the date of such certificate and (B) in Sections 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15,
3.16, 3.17, 3.19, 3.22, 3.23 and 3.24 of this Agreement are true and correct on and as of the date of such certificate, except to the extent that the breach of such representations and warranties, in the aggregate and considered without any materiality qualification applicable thereto, does not have a Material Adverse Effect, and (ii) that Parent has performed or complied in all material respects with all agreements, terms and covenants required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

         (d) a certificate, dated as of the Closing Date, executed by a Director of Company pursuant to which such officer shall certify (i) that all representations and warranties set forth (A) in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.18, 3.20, 3.21, 3.25, 3.26 and 3.27 of this Agreement are true and correct (in all material respects for any representation and warranty not already qualified for materiality) on and as of the date of such certificate and (B) in Sections 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 3.16, 3.17,
3.19, 3.22, 3.23 and 3.24 of this Agreement are true and correct on and as of the date of such certificate, except to the extent that the breach of such representations and warranties, in the aggregate and considered without any materiality qualification applicable thereto, does not have a Material Adverse Effect and (ii) that Company has performed or complied in all material respects with all agreements, terms and covenants required by this Agreement to be performed or complied with by Company prior to or at the Closing;

         (e) a certificate, dated as of the Closing Date, executed by the Secretary, or an officer with a position similar to that of Secretary, of Parent pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of Parent of resolutions attached to such certificate authorizing, approving and adopting the execution and delivery of this Agreement and all transactions contemplated hereby; (ii) the due adoption by the shareholders of Parent of resolutions attached to such certificate authorizing, approving and adopting the transactions contemplated hereby; and
(iii) the incumbency and true signatures of those officers of Parent duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and all transactions contemplated hereby;

         (f) a certificate, dated as of the Closing Date, executed by the Secretary, or an officer with a position similar to that of Secretary, of Company pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of Company of resolutions attached to such certificate authorizing, approving and adopting the execution and delivery of this Agreement and all transactions contemplated hereby; and (ii) the incumbency and true signatures of those officers of Company duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and all transactions contemplated hereby;

         (g) a certificate, dated as of the Closing Date, executed by the Secretary of the Subsidiary pursuant to which such officer shall certify that the copy of the Bylaws of the Subsidiary attached to such certificate is true and correct and such Bylaws have not been amended except as reflected in such copy;

         (h)     resignations as contemplated by Section 6.2(e) hereof; and

         (i)     the Bank Release Documents;

         (j)     the Seller Release Documents;

         (k) a confidentiality agreement in the form attached hereto as Exhibit "J" executed by the Parent and the Company; and

         (l) a certificate, dated as of the Closing Date, executed by the Chief Financial Officer or Secretary of the Subsidiary, pursuant to which such Chief Financial Officer or Secretary shall certify as to the amount of any dividends, distributions, payments on the Intercompany Account or other payments by or on behalf of Subsidiary to or for the benefit of Seller or its affiliates made between September 30, 1995 and the Closing Date; and

         (m) all other documents, instruments, writings and other items reasonably required to be delivered by Seller at or before the Closing pursuant to or in connection with this Agreement.

         Section 7.3 Obligations of Buyer. At the Closing, Buyer shall deliver to Seller (except in the case of (a) the Discharge Payment, which shall be delivered to Natwest, (b) the portion of the Divestiture Bonus Amount payable at Closing, which shall be paid in accordance with Schedule 3.22, and
(c) the Bonus Escrow Amount and the Indemnity Escrow Amount, which shall be deposited with an escrow agent pursuant to the terms of the Bonus Escrow Agreement and the Indemnity Escrow Agreement, respectively) the following, at the expense of Buyer:

         (a)     the Purchase Price and other payments, in accordance with
Section 2.3, required to be paid at the Closing under this Agreement;

         (b)     an opinion of counsel as required by Section 6.1(b) hereof;

         (c) a certificate, dated as of the Closing Date, executed by the President or any Vice President of Buyer pursuant to which such officer shall certify (i) that all representations and warranties made in Article IV of this Agreement are true and correct in all material respects on and as of the date of such certificate and (ii) that Buyer has performed or complied in all material respects with all agreements, terms and covenants required by this Agreement to be performed or complied with by Buyer prior to or at the Closing; and

         (d) all other documents, instruments, writings and other items reasonably required to be delivered by Buyer at or before the Closing pursuant to or in connection with this Agreement.


                                  ARTICLE VIII

                                  TERMINATION

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

         (a)     by mutual consent of Seller and Buyer;

         (b) by either Seller or Buyer if the condition contained in Sections 6.1(d) and 6.2(f) is not fulfilled;

         (c) by either Seller or Buyer if the condition contained in Sections 6.1(e) and 6.2(g) has not been fulfilled by the Final Closing Date, or by such later date as may be agreed to by the parties hereto; or

         (d) by either party if the other party has breached this Agreement in any material respect.

         Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of either Seller or Buyer or their respective officers or directors, except for liability arising out of a breach of this Agreement. Without limiting the generality of the foregoing, the covenant of Buyer in
Section 5.3(b) hereof shall survive termination of this Agreement.


                                   ARTICLE IX

                           SURVIVAL; INDEMNIFICATION

         Section 9.1 Survival of Representations and Warranties. (a) Except for the representations and warranties in Sections 3.14 and 3.18, all representations and warranties made by Seller and by Buyer shall survive the Closing hereunder until May 15, 1997, and any claim based on an alleged inaccuracy in any such representation and warranty must be asserted within such period. The representations and warranties made by Seller in Section 3.14 shall survive the Closing until the expiration of the applicable statute of limitations (or any extensions thereof). The representations and warranties made by Seller in Section 3.18 shall survive the Closing and expire in accordance with Section 9.4 hereof. The representations and warranties contained herein shall not be deemed to be waived or otherwise affected by any investigation at any time made by or on behalf of any party hereto.

         (b) For the purpose of this Article IX, the term "Buyer Group" shall include Buyer and its affiliates, the Subsidiary, and their respective directors, officers, employees and agents, and the term "Seller Group" shall include Seller and its affiliates, and their respective directors, officers, employees and agents.

         Section 9.2        Agreement to Indemnify.

         (a) Subject to the limitations hereinafter set forth, from and after the Closing, Seller agrees to indemnify, defend and hold harmless the Buyer Group from and against any and all demands, claims, losses, damages, liabilities, costs and expenses, including without limitation interest, costs, penalties and reasonable attorneys' fees (each a "Loss" and collectively, "Losses"), asserted directly against, resulting directly to, imposed directly upon or incurred or suffered directly by any member of the Buyer Group as a result of or arising from (i) any inaccuracy in or breach or nonfulfillment of any representation or warranty, covenant or agreement of Seller contained in this Agreement, except for inaccuracies or breaches of the representations and warranties contained in Sections 3.14 and 3.18, which are governed by Sections
5.5 and 9.4, respectively, and Section 3.22, (ii) any inaccuracies or breaches of the representations and warranties contained in Section 3.22, except to the extent of any amounts required to be paid by Buyer in accordance with Section 2.11, (iii) the Moloney Suit, and (iv) any claims by Guy W. Ramsey pursuant to the Ramsey Suit, the Settlement Agreement or the breach or nonperformance of the Settlement Agreement.

         (b) Subject to the limitations hereinafter set forth, Buyer agrees to indemnify, defend and hold harmless the Seller Group from and against any and all Losses, asserted directly against, resulting directly to, imposed directly upon or incurred or suffered directly by any member of the Seller Group as a result of or arising from any inaccuracy in or breach or nonfulfillment of any representation or warranty, covenant or agreement of Buyer contained in this Agreement.

         (c) For purposes of this Article IX, all Losses shall be computed net of (i) any actual income tax benefit resulting therefrom to the indemnified party, (ii) any insurance coverage with respect thereto, and (iii) any amounts recovered from any third parties based on claims the indemnified party has against such third parties which reduce the Losses that would otherwise be sustained arising out of the event relating to such Losses; provided, however, that in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of Losses. In the event the indemnified party has any potential claims or rights against any third party which would materially reduce the amount of Losses otherwise incurred by such indemnified party, the indemnified party shall have no obligation to pursue such claims or rights; provided, however, that at the indemnifying party's request the indemnified party shall assign such claims or rights to the indemnifying party and shall cooperate with the indemnifying party (at the indemnifying party's expense) in pursuing such claims or rights.

         Section 9.3 Procedure for Indemnification. (a) Except for the Moloney Suit to which Section 9.3(b), and not this Section 9.3(a), applies, and the Ramsey Suit and the Settlement Agreement to which Section 9.3(c), and not this Section 9.3(a), applies, in the event that any indemnified party receives written notice of the commencement of any action or proceeding, the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article IX (a "Third Party Claim"), and such indemnified party intends to seek indemnity pursuant to this
Article IX, such indemnified party shall promptly provide the indemnifying party with written notice of such action, proceeding, claim, penalty or assessment, and such indemnifying party shall, upon receipt of such notice, be entitled to participate in or, at the indemnifying party's option, assume the defense, appeal or settlement of such action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked with counsel of its choosing, and such indemnified party will fully cooperate with the indemnifying party in connection therewith; provided that such indemnified party shall be entitled to employ one counsel to represent such indemnified party if, in such indemnified party's reasonable judgment, a conflict of interest between the indemnifying party and the indemnified party exists in respect to such claim and in that event the reasonable fees and expenses of such separate counsel shall be paid by the indemnifying party. In the event that in the indemnified party's reasonable judgment no such conflict exists, the indemnified party may participate in (but not control) such defense, appeal or settlement at its own expense. The indemnifying party shall not compromise or settle any Third Party Claim unless such compromise or settlement includes a waiver and release of all claims against the indemnified party in form and substance reasonably acceptable to the indemnified party. In the event that the indemnifying party fails to assume the defense, appeal or settlement of such action, proceeding, claim, penalty, or assessment within 30 days after receipt of notice thereof from such indemnified party, such indemnified party shall have the right to undertake the defense or appeal of or settle or compromise such action, proceeding, claim, penalty or assessment on behalf of and for the account and risk of the indemnifying party.

         (b) Seller shall assume the appeal or settlement of the Moloney Suit with counsel of its choosing, and Buyer shall cause the Buyer Group to cooperate fully with Seller in connection therewith, at Seller's expense. The Buyer Group shall not be entitled to employ counsel at Seller's expense in connection with the Moloney Suit. The Buyer Group may, at its option, participate in (but not control) such appeal or settlement with counsel hired at Buyer's expense.

         (c) Seller shall assume the defense or settlement of any claims by Guy W. Ramsey pursuant to the Ramsey Suit, the Settlement Agreement or the breach or nonperformance of the Settlement Agreement with counsel of its choosing, and Buyer shall cause the Buyer Group to cooperate fully with Seller in connection therewith, at Seller's expense. The Buyer Group shall not be entitled to employ counsel at Seller's expense in connection therewith. The Buyer Group may, at its option, participate in (but not control) such defense or settlement with counsel hired at Buyer's expense.

         (d) Any indemnifiable claim that is not a Third Party Claim shall be asserted by written notice to the indemnifying party. The indemnifying party shall respond to such notice within 30 days, either by paying such claim or by notifying the party requesting indemnification of its intent to contest all or a part of such claim. If the indemnifying party contests only a part of such claim, it shall promptly pay to the party requesting indemnification the portion of such claim that is not contested. If the indemnifying party does not respond to such notice within 30 days, such claim shall be deemed admitted, and the indemnifying party shall have no further right to contest the validity of such claim.

         Section 9.4        Environmental Indemnification.

         (a) Seller hereby agrees to indemnify, defend and hold harmless Buyer Group from and against any Losses resulting from, arising out of, or in connection with (i) any alleged or actual violation of any Environmental Law by the Subsidiary or its former subsidiaries prior to the Closing Date, (ii) any Environmental Condition affecting any of the Properties on or prior to the Closing Date or affecting any Former Facility on or prior to the date the Subsidiary or one of its former subsidiaries sold, discontinued use of or otherwise disposed of such Former Facility, (iii) any breach or inaccuracy by Seller of any representation or warranty contained in Section 3.18, (iv) any Cleanup Costs, including reasonable fees and expenses of attorneys and other professional advisors and consultants, and (v) any Loss in connection with any investigation, removal or remedial activity or corrective action ("Response Action") initiated or ordered by, or resulting from a negotiated settlement with, any governmental agency or private third party relating to the presence, disposal, release or discharge of any Hazardous Materials for which the Subsidiary or any of its former subsidiaries is responsible; provided, however, that with respect to claims under subsections (ii), (iv) and (v) of this Section 9.4(a), any remedial activities or corrective actions conducted in connection with such Environmental Condition, Cleanup Costs or Response Action (A) are taken under applicable Environmental Laws in effect at the time such remedial activities or corrective actions are conducted and relate to any condition that existed as of or prior to the Closing Date and (B) if conducted by or at the direction of Buyer or the Subsidiary, are carried out in a manner consistent with applicable Environmental Laws and applicable governmental authorities (any such Losses or Costs referred to in clauses (i), (ii), (iii), (iv) and (v) being an "Environmental Loss").

         (b) (i) any notice of claims for indemnification with respect to any Environmental Losses pursuant to this Section 9.4 will be given prior to
(A) the fourth anniversary of the Closing Date with respect to Environmental Losses relating to the Former Facilities and (B) the second anniversary of the Closing Date with respect to all other Environmental Losses (the "Other Environmental Losses"), and (ii) any claim with respect to any Environmental Losses pursuant to this Section 9.4 as to which timely notice complying with the foregoing clause (i) has not been given may not be pursued and is hereby irrevocably waived.

         (c) Seller shall have no obligation to indemnify Buyer Group for any Environmental Losses relating to the Former Facilities unless and until the aggregate amount of claims for Environmental Losses relating to the Former Facilities exceeds $500,000 (the "Former Facilities Environmental Threshold") and then only to the following extent: 90% of any Environmental Losses relating to the Former Facilities in excess of the Former Facilities Environmental Threshold.

         (d) Seller shall have no obligation to indemnify Buyer Group for any Other Environmental Losses unless and until the aggregate amount of claims for Other Environmental Losses exceeds $1,500,000 (the "Other Environmental Threshold") and then only to the following extent: 90% of any Other Environmental Losses in excess of the Other Environmental Threshold.

         (e) This Article IX represents the exclusive remedy of Buyer Group relating to Environmental Losses and precludes any assertion by such persons against Seller of any claim regarding environmental liabilities or matters in contract, law (including, without limitation, any Environmental Law) or equity for injunctive or declarative relief, damages or contribution.

         (f) After obtaining knowledge of any matter which could form the basis for a claim for an Environmental Loss under this Section 9.4, Buyer or the Subsidiary shall promptly give notice to Seller of all material information and shall provide copies of any and all material notices, correspondence, orders, work plans or other documents received from or sent to any governmental agency or third party that relate to environmental matters that could form the basis for such claim; and Buyer or the Subsidiary shall otherwise keep Seller fully informed, and permit Seller an opportunity to review and comment upon such matters, including an opportunity to be heard prior to any material submissions to any governmental agency or third party in response to any demand by such governmental agency or third party. Failure to comply with the provisions of this Section 9.4(f) shall not relieve any obligation Seller otherwise has under this Section 9.4 to indemnify, defend and hold harmless Buyer Group from and against any Environmental Losses except and only to the extent of any damages to Seller caused by such failure.

         (g) Any dispute relating to the indemnification obligations of Seller under this Section 9.4 or the performance by each of the parties of the respective obligations under this Section 9.4, which is not resolved after the parties' attempt at amicable negotiations, will be finally settled by arbitration pursuant to Section 10.8 hereof.

         (h)     Except for the last sentence of Section 9.5, the provisions of
Section 9.5 regarding limits on indemnification do not apply to claims for indemnification made under this Section 9.4.

         Section 9.5 Limitations on Indemnification. Seller shall not be liable for Losses under Section 9.2(a) of this Article IX, and Buyer shall not be liable for Losses under Section 9.2(b) of this Article IX, unless the aggregate amount of Losses for which the Seller or Buyer, as the case may be, would, but for the provisions of this Section 9.5, be liable exceeds, on an aggregate basis, $500,000 and then only to the extent of any such excess; provided that (a) Losses relating to or in connection with the Moloney Suit,
(b) Losses relating to or in connection with the Ramsey Suit or the Settlement Agreement, (c) any Divestiture Bonus Payments not listed on Schedule 3.22 or included in the Bonus Escrow Amount ("Late Divestiture Bonus Payments"), (d) recoveries from Seller pursuant to Section 2.11, and (e) individual claims for indemnification resulting from Losses not exceeding $5,000 ("Ineligible Claims") shall not be included in the aggregate amount of Losses for purposes of computing the $500,000 threshold for Seller's liability for Losses under
Section 9.2(a) hereof. Notwithstanding the limitation in the immediately preceding sentence, Seller shall be liable for (i) all Losses resulting to, imposed upon or incurred or suffered by the Buyer Group in connection with the Moloney Suit, the Ramsey Suit and the Settlement Agreement, (ii) the payment obligations, if any, of Seller pursuant to Section 2.11 and (iii) payments of Late Divestiture Bonus Payments. Except for Losses in connection with the Moloney Suit, the Ramsey Suit and the Settlement Agreement, the payment obligations, if any, of Seller pursuant to Section 2.11, payments of Late Divestiture Bonus Payments, Losses under Section 5.5, and Environmental Losses pursuant to Section 9.4, the Seller shall not be liable for Losses resulting from an Ineligible Claim. The aggregate liability of each of Seller, on the one hand, and Buyer, on the other hand, under this Article IX shall in no event exceed $67,500,000 (the "Maximum Indemnification Amount"); provided, however, that the aggregate liability of Seller under Section 5.5 shall have no limit.

         Section 9.6        Remedies Exclusive.  The remedies provided in this
Article IX shall be exclusive and shall preclude assertion by an indemnified party of any other rights or the seeking of any and all monetary damages against an indemnifying party for claims based on this Agreement. Notwithstanding the foregoing, equitable remedies, including requests for injunctions and specific performance, will remain available to an indemnified party for claims based on this Agreement.

         Section 9.7 Subsidiary as Third Party Beneficiary. The parties hereto acknowledge and agree that the Subsidiary is an intended third party beneficiary of the rights of Buyer Group to indemnification under this Agreement, and may enforce such rights on its own behalf and on behalf of Buyer Group.

         SECTION 9.8        NEGLIGENCE OF INDEMNIFIED PARTY.  THE
INDEMNIFICATION PROVIDED IN SECTION 5.5 AND THIS ARTICLE IX SHALL BE APPLICABLE WHETHER OR NOT NEGLIGENCE OF THE INDEMNIFIED PARTY IS ALLEGED OR PROVEN.


                                   ARTICLE X

                                 MISCELLANEOUS


         Section 10.1 Waivers. Waiver by any party of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

         Section 10.2 Expenses. The parties hereto shall each pay their own expenses incurred in connection with this Agreement, except as otherwise provided herein. No expenses incurred in connection with this Agreement shall be paid by the Subsidiary.

         Section 10.3 Amendment. This Agreement may not be modified, amended, altered or supplemented except by a written agreement executed by Buyer and Seller.

         Section 10.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the rights and obligations of Buyer hereunder may be assigned by Buyer to any of its corporate affiliates, but no such transfer shall relieve Buyer of its obligations hereunder.

         Section 10.5 Notices. All notices and other communications hereunder shall be, in writing and shall be given and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail or facsimile transmission to the parties as follows:

If to Seller:

                 Vibroplant plc
                 Prospect Road
                 Starbeck
                 Harrogate
                 North Yorkshire HG2 7PW
                 England
                 Facsimile:  011 44 1423885921
                 Attention:  Eric R. Woolley


with a copy to:

                 Vinson & Elkins L.L.P.
                 3700 Trammell Crow Center
                 2001 Ross Avenue
                 Dallas, Texas 75201-2975
                 Facsimile:  (214) 220-7716
                 Attention:  Derek R. McClain

If to Buyer:

                 Primeco Inc.
                 16225 Park Ten Place
                 Suite 200
                 Houston, Texas  77084
                 Facsimile:  (713) 647-5135
                 Attention:  Thomas E. Bennett

with a copy to:

                 Gibson, Dunn & Crutcher
                 200 Park Avenue
                 New York, New York  10166
                 Facsimile:  (212) 949-7606
                 Attention:  J. Keith Morgan

or to such other address as either party may have furnished to the other in writing in accordance herewith.

         Section 10.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but each of which together shall constitute one and the same document.

         SECTION 10.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

         Section 10.8 Arbitration. Any dispute, controversy, or claim, arising out of or relating to this contract, or the breach, termination, or invalidity thereof shall be finally resolved by arbitration. The arbitration shall be in accordance with the rules of the American Arbitration Association (the "Rules"), which shall administer the arbitration and act as appointing authority. In the event of any conflict between the Rules and this Section 10.8, the provisions of this Section 10.8 shall govern. Each party shall select an arbitrator from a panel furnished by the appointing authority within 30 days of receiving such panel. The two, in turn, shall within 45 days of being appointed choose a third, presiding arbitrator, who need not be from the panel. If the parties are unable to agree on any of the names proposed or if the party-appointed arbitrators are unable to agree upon the presiding arbitrator, the appointing authority shall have the power to make the appointment from other members of the panel. The arbitration, including the rendering of the award, shall take place in Dallas, Texas. The arbitrators shall interpret the contract in accordance with the substantive laws of the State of Texas. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof.

         Section 10.9 Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Except for the Buyer Group and the Seller Group as set forth in Article IX, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

         Section 10.10 Entire Agreement. Except for the confidentiality agreement referred to in Section 5.3(b) hereof, which shall terminate at Closing, this Agreement and the documents and instruments delivered at the execution hereof and at Closing constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, to any officer, employee or representative of either party.

         Section 10.11 Severability. Any provision of this agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction and any such provision, to the extent invalid or unenforceable, shall be replaced by a valid and enforceable provision, which comes closest to the intention of the parties underlying such invalid or unenforceable provision.

         Section 10.12 Headings. The headings contained in this Agreement (including the schedules hereto) are for reference purposes only and shall not affect in any way the interpretation of this Agreement.

         Section 10.13 Legal Fees and Expenses. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. "Prevailing party" within the meaning of this Section 10.13 includes, without limitation, the party who agrees to dismiss an action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, the party who obtains substantially the relief sought by it or the party seeking to enforce a judgment awarded such party in arbitration pursuant to Section 10.8. Any obligation of a party hereto arising under this
Section 10.13 to pay reasonable attorneys' fees and other costs shall not be subject to or limited by any indemnity obligation or other indemnity provision hereof, and shall constitute a separate obligation of such party without restriction as to amount.

         IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be duly executed as of the day and year first above written.

                                           VIBROPLANT Plc



                                           By:     /s/ Eric Woolley
                                                  ------------------------------

                                           Name:   Eric Woolley
                                                  ------------------------------

                                           Title:  Director and Secretary
                                                  ------------------------------


                                           VIBROPLANT INVESTMENTS, LTD.


                                           By:     /s/ Eric Woolley
                                                  ------------------------------

                                           Name:   Eric Woolley
                                                  ------------------------------

                                           Title:  Director and Secretary
                                                  ------------------------------



                                           PRIMECO INC.


                                           By:     /s/ Thomas E.  Bennett
                                                  ------------------------------

                                           Name:   Thomas E.  Bennett
                                                  ------------------------------

                                           Title:  President and CEO
                                                  ------------------------------